Exhibit 10.76

UNIFIED GROCERS, INC.

EMPLOYEE SAVINGS PLAN

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Section 11.11: Joinder Of Parties	62
Section 11.12: The Trust	62
Section 11.13: Special Requirements For USERRA	62
Section 11.14: Facility Of Payment	63
Section 11.15: Electronic Media	63

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UNIFIED GROCERS, INC.

EMPLOYEE SAVINGS PLAN

Unified Grocers, Inc. has adopted the following complete amendment and restatement of its profit sharing plan that evidences the plan portion of a profit sharing plan and trust for the benefit of qualified employees of the Company. The terms of the Plan are as follows:

ARTICLE I

NAME, DEFINITIONS & FUNDING POLICY

Section 1.1: Full Name.

This profit sharing plan shall be known as the:

UNIFIED GROCERS, INC.

EMPLOYEE SAVINGS PLAN

The Plan was known, prior to December 31, 2001, as the Certified Grocers of California, Ltd. Employee Savings Plan. It is hereby designated as constituting a defined contribution plan intended to qualify under Code Section 401(a) that includes a cash or deferred arrangement under Code Section 401(k). The Trust established in connection with the Plan shall be known as the:

UNIFIED GROCERS, INC.

EMPLOYEE SAVINGS PLAN TRUST

Section 1.2: Certain Definitions.

As used in this document and in the Trust, the following words and phrases shall have the following meanings, unless a different meaning is specified or clearly indicated by the context:

“Accounts” shall mean, collectively, the Retirement Account, the Deferred Income Account, the Voluntary Contribution Account, and the Rollover Contribution Account that may be established under the Plan for a Participant. If all of such accounts are not established for a Participant, then “Accounts” shall mean, collectively, all of such accounts that are established for such Participant.

“Adjustment Factor” shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Code Section 415(d), as applied to such items and in such manner as the Secretary of the Treasury shall provide.

“Affiliated Company” shall mean:

(a) a member of a controlled group of corporations of which the Company is a member, as determined in accordance with Code Section 414(b) and the applicable Regulations;

(b) an unincorporated trade or business that is under common control with the Company, as determined in accordance with Code Section 414(c) and the applicable Regulations;

(c) a member of an affiliated service group of which the Company is a member, as determined in accordance with Code Section 414(m) and the applicable Regulations; or

(d) any other entity required to be aggregated with the Company pursuant to the Regulations under Code Section 414(o).

“AGI Acquisition” shall mean the acquisition of Associated Grocers, Inc. by the Company.

“Anniversary Date” shall mean the last day of each Plan Year.

“Article” shall mean an Article of the Plan.

“Beneficiary” shall mean the person or persons, as the context requires, last designated by a Participant to receive any benefit specified in the Plan that is payable upon such Participant’s death. If there is no designated Beneficiary or surviving Beneficiary, the Beneficiary shall be the Participant’s surviving spouse; or, if none, the Participant’s surviving descendants (including adopted persons), who shall take on the principle of representation; or, if none, the Participant’s estate; or, if there is no legal representative appointed to represent the Participant’s estate and if the Participant’s vested interest does not exceed $2,000, a person (or the persons) selected by the Committee who is related to the Participant by blood, adoption or marriage.

“Board of Directors” shall mean the Board of Directors of the Company.

“Break in Service” shall mean a computation period in which an Employee has failed to complete more than 500 Hours of Service (unless due to an authorized, unpaid leave of absence granted by the Company in a nondiscriminatory manner). The computation period shall be, for eligibility and vesting purposes, the same computation period used in determining an Employee’s Years of Service. Solely for purposes of determining whether a Break in Service has occurred in any computation period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service that would otherwise have been credited to such individual but for such absence (or, in any case in which such Hours of Service cannot be determined, eight Hours of Service per work day of such absence). An absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the individual, (ii) by reason of a birth of a child of the individual, (iii) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this provision shall in no event exceed 501 hours, and they shall be credited (1) in the computation period in which the absence begins if such crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following computation period.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and its successors.

“Company” shall mean Unified Grocers, Inc.

“Compensation” shall mean:

(a) for purposes of determining the amount of the Company’s contributions, Compensation shall be calculated on a weekly basis as a lesser of (A) (1.10) (straight time hourly rate actually paid for the week) (40) plus any vacation pay included in the week’s Earnings; or (B) a Participant’s actual Earnings for the week.

(b) for all other purposes, Compensation shall mean a Participant’s Earnings.

(c) In addition to other applicable limitations set forth in the Plan, and despite any other provision of the Plan, the Compensation of each Participant shall not exceed the Compensation Limitation (defined below). The Compensation Limitation is $245,000 (for 2010), as adjusted for increases in the cost of living in accordance with Code Section 401(a)(17)(B). Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year. If such a determination period consists of fewer than 12 months, the Compensation Limitation will be multiplied by a fraction, the numerator of which is the number of months in such determination period, and the denominator of which is 12. If Compensation for any prior determination period is taken into account in determining a Participant’s benefits accruing in the current Plan Year, the Compensation for such prior determination period is subject to the Compensation Limitation in effect for such prior determination period.

“Deferred Income Account” shall mean the Account maintained by the Committee for each Participant on whose behalf an Elective Contribution is made.

“Defined Benefit Plan” and “Defined Contribution Plan” shall have the same meanings as given these terms under ERISA.

“Determination Year” shall mean the Plan Year.

“Earnings” shall mean a Participant’s annual “compensation”, as that term is defined in Code Section 415, that is actually paid or made available to the Participant within the Plan Year, except as otherwise provided below. A Participant’s Earnings shall include such Participant’s wages, salaries, fees for professional services and other amounts received

(without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company or any Affiliated Company to the extent that the amounts are includable in gross income under the Code (including, but not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan, as described in Regulation Section 1.62-2(c)).

“Earnings” shall also include (i) amounts described in Code Sections 104(a)(3), 105(a), or 105(h), but only to the extent that these amounts are includable in the gross income of the Participant, (ii) amounts paid or reimbursed by the Company for moving expenses incurred by a Participant, but only to the extent that, at the time of the payment, it is reasonable to believe that these amounts are not deductible by the Participant under Code Section 217, (iii) the value of a non-statutory option (which is an option other than a statutory option defined in Regulations section 1.421-1(b)) granted to a Participant by the Company, but only to the extent that the value of the option is includable in the gross income of the Participant for the taxable year in which granted, (iv) the amount includable in the gross income of a Participant upon making the election described in Code Section 83(b), and (v) amounts that are includable in the gross income of a Participant under the rules of Code Section 409A or Code Section 457(f)(1)(A) or because the amounts are constructively received by the Participant.

“Earnings” shall not include:

(a) Any contribution made (other than elective contributions described in Code Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) by the Company to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p), whether or not qualified) to the extent that the contributions are not includable in the gross income of the Participant for the taxable year in which contributed. In addition, any distributions from a plan of deferred compensation (whether or not qualified) are not considered Earnings, regardless of whether such amounts are includable in the gross income of the Participant when distributed. However, any amount received by a Participant pursuant to a non-qualified unfunded deferred compensation plan may be considered Earnings in the year such amounts are actually received but only to the extent includable in the gross income of the Participant.

(b) Any amount realized from the exercise of a non-statutory stock option (which is an option other than a statutory option described in Regulation Section 1.421-1(b)), or when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture under Code Section 83 and the Regulations thereunder.

(c) Any amount realized from the sale, exchange or other disposition of stock acquired under a statutory stock option (as defined in Regulation Section 1.421-1(b)).

(d) Any other amount that receives special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Participant and are not salary reduction amounts described in Code Section 125).

(e) Other items of remuneration that are similar to any of the items listed in subsections (a) through (d) above.

Earnings paid or made available during any Plan Year shall include any elective deferral (as defined in Code Section 402(e)(3)), and any amount that is contributed or deferred by the Company at the election of the Participant and that is not includable in the gross income of the Participant by reason of Code Section 125(a), 132(f)(4), 402(h)(1)(B), 402(k), or 457(b). Amounts under Code Section 125 shall not include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under Code Section 125 only if the Company does not request or collect information regarding enrollment process for the health plan.

In general, Earnings for a Limitation Year are the Earnings actually paid or made available in gross income during such Limitation Year. Notwithstanding the preceding sentence, Earnings for a Participant in a Defined Contribution Plan who is permanently and totally disabled (as defined in Code Section 22(e)(3)) are the Earnings such Participant would have received for the Limitation Year if the Participant had been paid at the rate of Earnings paid immediately before becoming permanently and totally disabled if the conditions under the Regulations are met. In addition, for Limitation Years beginning in 2005, payments made within the later of (i) 2 1/2 months after severance from employment (within the meaning of Regulation Section 1.415(a)-1(f)(5)), or (ii) the end of the Limitation Year that contains the date of severance (the ‘Post Severance Period’) will be Earnings within the meaning of Code Section 415(c)(3) if they are payments that, absent a severance from employment, would have been paid to the Participant while the Participant continued in employment with the Company and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, and payments for accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued. In addition, Earnings includes amounts received by a Participant pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Participant at the same time if the Participant had continued in employment with the Company and only to the extent that the payment is includable in the Participant’s gross income, and the amount is paid during the Post Severance Period. Any payments not described above are not considered Earnings if paid after severance from employment, even if they are paid within the Post Severance Period, except for payments (i) to an individual who does not currently perform services for the Company by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Company rather than entering qualified military service, or (ii) a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)), provided that either the Participant is not a Highly Compensated

Employee immediately before becoming disabled, or the Plan provides for the continuation of Compensation on behalf of all Participants who are permanently and totally disabled for a fixed and determinable period. Earnings under this paragraph shall not be considered to be Compensation.

“Effective Date” shall mean January 1, 2010, which is the effective date of this complete amendment and restatement, except as otherwise provided. Despite the foregoing, those provisions of the Plan that relate to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), the Job Creation and Worker Assistance Act of 2002 (“JCWAA”), the Pension Funding Equity Act of 2004 (“PFEA”), the American Jobs Creation Act of 2004 (“AJCA”), the Working Families Tax Relief Act of 2004 (“WFTRA”), the Gulf Opportunity Zone Act of 2005 (“GOZA”), the Pension Protection Act of 2006 (“PPA”), the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART”), and the Worker, Retiree and Employer Recovery Act of 2008 (“WRERA”) shall be applicable as of the dates required by EGTRRA, JCWAA, PFEA, AJCA, WFTRA, GOZA, PPA, HEART, and WRERA. Except as set forth in the prior sentence, the terms of the Plan in effect for periods before the Effective Date shall be as set forth in the prior Plan document.

“Eligible Participant” shall mean, as of any Anniversary Date, (i) each Participant who has completed a Year of Service on such Anniversary Date and who is an Employee on such date, and (ii) each Participant who ceased to be an Employee during the Plan Year ending with such Anniversary Date by reason of his or her retirement on or after his or her Normal Retirement Date, death, or Total Disability.

“Employee” shall mean every person classified by the Company as a common law, hourly, collectively bargained employee of the Company and any Affiliated Company that has adopted the Plan with the permission of the Board of Directors. “Employee” shall not include any person who is (i) employed by or through a leasing, temporary, or similar agency or company, (ii) classified by the Company as a leased employee of the Company or any such Affiliated Company, or (iii) classified by the Company as an independent contractor or other status that is not a common law employee. For this purpose, a “leased employee” is a person whose services are performed under the primary direction or control by the Company or any Affiliated Company on a substantially full time basis for a period of at least one year in accordance with Code Section 414(n)(2). If any person described in the preceding two sentences is determined to be a common law employee of the Company or any Affiliated Company by court decision or otherwise, such person shall nonetheless continue to be treated as not being an Employee.

“Employer” shall mean, with respect to an Employee, the Company, any Predecessor Employer and any Affiliated Company.

“Employment Commencement Date” for each Employee shall mean the date such Employee is first credited with an Hour of Service.

“Entry Date” shall mean the first day of each payroll period.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and its successors.

“Fiduciary” shall mean a person who:

(a) exercises any discretionary authority, discretionary control, or discretionary responsibility respecting the management or administration of the Plan;

(b) exercises any authority or control respecting management or disposition of the Plan’s assets; or

(c) renders investment advice for a fee or other compensation, direct or indirect, with respect to any asset of the Plan, or has any authority or responsibility to do so.

“Financial Institution” shall mean a bank, trust company, or other financial institution that is regulated by the United States or any State.

“Former AGI Employee” shall mean any Employee whose employment with Associated Grocers, Inc. terminated immediately prior to the closing of the AGI Acquisition, and who immediately after such closing accepted and commenced employment with the Company.

“Highly Compensated Active Employee” shall mean any Participant who performed service for the Company during the Determination Year and who:

(a) During the Look-Back Year received Earnings from the Company in excess of $110,000 (for 2010) (as adjusted pursuant to Code Section 415(d)), and, if the Company so elects, was a member of the Top-Paid Group for such year; or

(b) Was a 5% Owner at any time during the Look-Back Year or the Determination Year.

It is noted that the Company has not made the foregoing Top-Paid Group election.

“Highly Compensated Employee” shall mean any Participant who is a “Highly Compensated Active Employee” or a “Highly Compensated Former Employee.”

“Highly Compensated Former Employee” shall mean any Participant who:

(a) Separated from service (or was deemed to have separated from service) prior to the Determination Year,

(b) Performed no service for the Company during the Determination Year, and

(c) Was a Highly Compensated Active Employee in either (i) the Determination Year during which the Employee separated from service, or (ii) any Determination Year ending on or after the Employee’s 55th birthday. For the purposes of this subsection (c), an Employee will be deemed to have separated from service if, in a Determination Year before the Employee attained age 55, the Employee received Earnings in an amount less than 50% of the Employee’s average annual Earnings for the three consecutive calendar years preceding the Determination Year during which the Employee received the greatest amount of Earnings from the Company.

“Hour of Service” shall mean:

(a) Each hour for which an Employee was paid by, or entitled to payment from, an Employer. Hours under this subsection (a) shall be credited to an Employee for the computation period or periods in which the services were performed. Generally, Hours of Service shall be determined from the Employer’s employment records. Despite the foregoing, if an Employee’s Compensation is not determined on the basis of certain amounts for each hour worked (such as salaried, commission or piece-work employees) and if his or her hours are not required to be counted and recorded by any federal law (such as the Fair Labor Standards Act), such Employee’s Hours of Service need not be determined from employment records. Instead, such Employee may be credited with 190 Hours of Service for each month in which he or she would be credited with at least one Hour of Service pursuant to this subsection (a);

(b) Each hour for which an Employee was paid by, or entitled to payment from, an Employer on account of a period during which no services were performed (irrespective of whether the employment relationship had terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service shall be credited under this subsection (b) for any single continuous period (whether or not such period occurs in a single computation period);

(c) Each hour for which back pay (irrespective of mitigation of damages) is either awarded against, or agreed to by, an Employer. The same Hours of Service shall not be credited under either subsection (a) or (b), whichever is applicable, and under this subsection (c). Hours of Service under this subsection (c) shall be credited for the computation period(s) to which the award or agreement pertains, rather than the computation period in which the award, agreement or payment is made; and

(d) Hours under subsections (a) through (c) above shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations, which is incorporated here by reference.

“Individual Medical Benefit Account” shall have the same meaning as is given that term under Code Section 415(l)(2).

“Investment Manager” shall mean a person or entity who (that) is (a) registered as an investment advisor under the Investment Advisor’s Act of 1940, (b) defined as a bank under that Act, or (c) an insurance company qualified under the laws of more than one state to manage, acquire and dispose of trust assets, and who has acknowledged in writing that he (she or it) is a Fiduciary with respect to the Plan.

“Look-Back Year” shall mean the 12-month period preceding the Determination Year, or, if the Company elects and allowed by the applicable Regulations, the calendar year beginning with or within the Look-Back Year.

“Named Fiduciary” shall have the same meaning as under Section 402(a) of ERISA and shall be determined as provided in Section 8.3.

“Net Profits” shall mean, with respect to any Plan Year, the current net earnings of the Company before deduction of its Patronage Dividends and Incentive Compensation Plan determination for the Plan Year for which the contribution is being determined, as certified by the Company Treasurer for its report to members.

“Non-Highly Compensated Employee” shall mean any Participant who is not a Highly Compensated Employee.

“Normal Retirement Age” shall mean a Participant’s 65th birthday.

“Normal Retirement Date” shall mean a Participant’s Normal Retirement Age.

“Participant” shall mean any Employee who becomes eligible for participation in accordance with the provisions of the Plan, and, unless the context indicates otherwise, includes former Participants.

“Plan” shall mean this document and the plan created by this document (including, unless the context indicates to the contrary, the Trust established in connection with the Plan), as it may be amended from time to time.

“Plan Year” shall mean the calendar year. The Plan Year shall be the fiscal year of the Plan. The Plan Year shall be the “limitation year” for the Plan as defined in the Code (the “Limitation Year”). If the Plan is terminated effective as of a date other than the last day of the Limitation Year, the Plan is deemed to have been amended to change its Limitation Year. As a result of such deemed amendment, the Code Section 415(c)(1)(A) dollar limit must be prorated under the short Limitation Year rules under the Regulations.

“Predecessor Employer” shall mean any predecessor employer of an Employee that maintained the Plan.

“Regulations” shall mean the regulations issued under the Code or ERISA, or both of them, as well as under any other legislation that applies to the Plan.

“Retirement Account” shall mean the Account maintained by the Committee for each Participant which is to be credited with such Participant’s share of the Company’s contributions to the Trust.

“Rollover Contribution Account” shall mean the Account maintained by the Committee for each Participant who makes a Rollover Contribution.

“Rollover Contribution” shall mean a qualified rollover contribution as defined in Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16), but shall not include a rollover contribution that is attributable to contributions made on behalf of a Key Employee in a Top-heavy Plan, unless such a rollover contribution is permissible under the Code or applicable Regulations.

“Section” shall mean, when used in conjunction with some other reference (such as the Code or ERISA), a section of such other reference. When not used in conjunction with some other reference, Section shall refer to a section of the Plan or Trust, as the context requires. References to a Section include future amendments, and successors, to it.

“Secretary” shall mean the Secretary or an Assistant Secretary of the Committee.

“Secretary of the Treasury” shall mean the Secretary of the Treasury, as defined in Code Section 7701(a)(11).

“Signature Page” shall mean the page(s) at the end of the Plan entitled “Signature Page.”

“Top-Paid Group” shall mean the group of Employees in a particular year that consists of the top 20% of the Employees, ranked on the basis of Earnings received from the Company during such year.

(a) An Employee shall be disregarded for purposes of determining the Top-Paid Group if the Employee:

(i) Has not performed an Hour of Service during such year;

(ii) Has not completed six months of service;

(iii) Normally works less than 17 1/2 hours per week or six months during any year;

(iv) Has not attained age 21 by the end of such year; or

(v) Is a non-resident alien and has received no earned income (within the meaning of Code Section 911(d)(2)) from the Company constituting United States source income within the meaning of Code Section 861(a)(3).

(b) In addition, if 90% or more of the Employees of the Company are covered under agreements the Secretary of Labor finds to be collective bargaining agreements between Employee representatives and the Company, and the Plan covers only Employees who are not covered under such agreements, then Employees covered by such agreements shall be excluded from both the total number of active Employees as well as from the identification of particular Employees in the Top Paid Group.

(c) All Affiliated Companies shall be taken into account as a single employer, and leased employees, within the meaning of Code Sections 414(n)(2) and 414(o)(2), shall be considered Employees unless such leased employees are covered by a plan described in Code Section 414(n)(5) and are not covered in any qualified plan maintained by the Company. For the purpose of determining the number of active Employees in any year, the following Employees shall be excluded:

(i) Employees with less than six months of service;

(ii) Employees who normally work less than 17 1/2 hours per week;

(iii) Employees who normally work less than six months during a year; and

(iv) Employees who have not yet attained age 21.

“Total Disability” or “Totally Disabled” shall each refer to a physical or mental impairment that results in the Participant’s receipt of long-term disability benefits under the Company’s long-term disability plan, or if such plan is not applicable to such Participant or does not exist, under the Social Security Act.

“Total Sales” shall mean the Company’s total sales for the Plan Year for which the contribution is being determined as certified by the Company Treasurer for its report to members.

“Trust” shall mean the trust established in connection with the Plan, as it may be amended from time to time.

“Trust Valuation Date” shall mean each Anniversary Date and such other date or dates selected by the Committee.

“Trustee” shall mean the person(s) or entity, or combination of them, serving from time to time as the trustee(s) of the Trust.

“Voluntary Contribution Account” shall mean the Account maintained by the Committee for each Participant who makes a Voluntary Contribution.

“Welfare Benefit Fund” shall have the same meaning as is given that term in Code Section 419(e).

“Year of Service” shall mean any Plan Year during which an Employee is employed by the Company and during which the Employee has completed one Hour of Service. In order for a year to constitute a Year of Service, the Employee need not be employed by the Company on the last day of such Plan Year.

“1% Owner” shall be determined in the same manner as a 5% Owner, defined below.

“5% Owner” shall mean a Participant who (i) owns more than 5% of the outstanding stock (or owns stock possessing more than 5% of the total combined voting power of all classes of stock) of the Company (or any Affiliated Company), if the Company (or the Affiliated Company, whichever applies) is a corporation; or (ii) owns more than 5% of the capital or profit interest in the Company (or the Affiliated Company, whichever applies), if the Company (or the Affiliated Company, whichever applies) is not a corporation. In making this determination of a 5% Owner, (i) the Code Section 318(a)(2) corporate attribution rules, as modified by Code Section 416(i)(1)(B)(iii), shall apply, and (ii) the business aggregation rules of Code Section 414 shall not apply. A similar rule shall apply to the determination of a “1% Owner.”

Section 1.3: Other Definitions

. As used in this document and in the Trust, the following words and phrases shall have the meanings set forth in the indicated Sections, unless a different meaning is specified or clearly indicated by the context:

Term	Section
“Actual Contribution Percentage”	3.8
“Actual Deferral Percentage”	3.7
“Additional Contribution”	3.7
“Aggregate Account”	7.2
“Aggregation Group”	7.2
“Annual Addition”	4.7
“Claimant”	10.1
“Committee”	8.1
“Determination Date”	7.2
“Elective Contribution”	3.2
“Eligible Retirement Plan”	6.6
“Eligible Rollover Distribution”	6.6
“Key Employee”	7.2
“Non-Elective Contribution”	3.1
“Non-Key Employee”	7.2
“Present Value of Accrued Benefit”	7.2
“Top-heavy Group”	7.2
“Top-heavy Plan”	7.2
“USERRA”	11.13
“Valuation Date”	7.2
“Voluntary Contribution”	3.3

Section 1.4: Funding Policy.

The Plan is to be funded primarily through the Company’s contributions and the Participants’ contributions as provided for in the Plan. The Trust’s assets shall be invested as provided for in the trust document in an effort to safely maximize potential retirement benefits, which shall be paid to Participants and Beneficiaries as provided for in the Plan.

ARTICLE II

PARTICIPATION

Section 2.1: Eligibility Requirements.

(a) Each Employee shall become eligible to participate in the Plan on the Entry Date coincident with or next following the one-year anniversary of such Employee’s Employment Commencement Date, provided that he or she is still an Employee on such date. Despite the foregoing, each Former AGI Employee shall become eligible to participate in the Plan on November 1, 2007, provided that he or she is an Employee on such date. Despite the foregoing, effective April 1, 2011, each Employee shall become eligible to make Elective Contributions and Voluntary Contributions beginning on the Entry Date coincident with or next following the 30th day following his or her Employment Commencement Date, provided that he or she is still an Employee on such Entry Date.

(b) Notwithstanding any other provision of the Plan, any Employee who is a participant in, or who is eligible to become a participant in, the Unified Grocers, Inc. Sheltered Savings Plan (“SSP”) shall be an ineligible Employee hereunder.

(c) Notwithstanding any other provision of the Plan, any Participant who is included in a unit of employees covered by a collective bargaining agreement wherein retirement benefits were the subject of good faith bargaining (within the meaning of Code Section 410(b)(3)(A)) shall for the Plan Year(s) of such inclusion, be an ineligible Employee hereunder, unless such collective bargaining agreement expressly provides for participation in the Plan; provided, however, that as to any benefits already earned, such Participant shall remain a Participant, subject to all the terms of the Plan.

(d) Notwithstanding any other provision of the Plan, any Employee who is a non-resident alien and who receives no earned income within the meaning of Code Section 911(b) from the Company that constitutes income from sources within the United States within the meaning of Code Section 861(a)(3) shall be an ineligible Employee hereunder.

(e) Notwithstanding any other provision of the Plan, prior to April 1, 2011, any Employee who is employed in the job classification of part-time support staff (or such other designation as may be adopted by the Company) shall be an ineligible Employee hereunder.

Section 2.2: Application For Participation And Beneficiary Designation.

(a) Each Employee who becomes eligible to participate in the Plan shall complete such form or forms, whether written or electronic, as determined by the Committee, to evidence such Employee’s participation in the Plan. These forms shall, among other things, allow such Employee to designate the Beneficiary whom he or she desires to receive benefits in the event of his or her death. A Participant may, from time to time, change his or her designated Beneficiary by filing a new designation with the Committee. A Participant’s designation of a Beneficiary (including the failure to effectively name a Beneficiary such that the default Beneficiary provisions in the definition of “Beneficiary” in Plan Section 1.2 apply) shall be the exclusive means of determining the distribution of a Participant’s death benefit, except in the case of a “qualified disclaimer” under the Code or a valid QDRO. The Company, the Trustee, and the Committee may rely upon the designation of a Beneficiary that was last filed in accordance with the Plan.

(b) Despite the provisions of subsection (a) above, a married Participant’s Beneficiary shall in all events be such Participant’s surviving spouse as to at least 50% of the balance in the Participant’s Accounts, unless such spouse consents to such Participant’s designation of a Beneficiary other than such spouse. A spouse’s consent to such a designation must satisfy the following requirements: (i) it must be in writing; (ii) it must acknowledge the effect of the Participant’s designation of a Beneficiary other than the spouse; and (iii) it must be witnessed by a designated Plan representative or a notary public.

Section 2.3: Participation.

The participation of a Participant in the Plan shall begin as of his or her Entry Date, and shall continue until the Participant’s entire benefit has been distributed in accordance with the Plan’s terms. A Participant (or his or her Beneficiary) may not receive any distribution of benefits except as provided for in the Plan.

Section 2.4: Re-Employment.

In the event an Employee who was a Participant is re-employed before five consecutive Breaks in Service, such Employee shall become a Participant on the date of re-employment, provided the Employee satisfies the eligibility provisions of Section 2.1. In the event an Employee who was a Participant is re-employed after five consecutive Breaks in Service, then such Employee shall be treated as a new Employee and shall become a Participant upon satisfying the requirements of Section 2.1.

ARTICLE III

CONTRIBUTIONS

Section 3.1: Company’s Non-Elective Contributions.

The Company has previously made substantial contributions to the Trust. Subject to the Plan’s other provisions, for each Plan Year in which the Plan is in effect, the Company may contribute to the Trust, out of its current or accumulated Net Profits, such amount, if any, as shall be determined by the Company (the “Non-Elective Contribution”). Despite the foregoing, the Company’s Non-Elective Contributions are conditioned upon their deductibility under the Code. The Company currently does not intend to make any Non-Elective Contributions.

Section 3.2: Elective Contributions Under Code Section 401(k) And Catch-Up Contributions.

(a) Effective April 1, 2011, subject to the limitations contained elsewhere in the Plan, each Participant may elect from time to time, by completing the appropriate election method provided by the Committee, to forgo receipt of up to 50%, stated in whole numbers only, or such other maximum, as may be determined by the Committee in its sole discretion, of his or her Compensation; provided, however, that the Participant’s total Elective Contributions and Voluntary Contributions may not exceed 50%, or such other maximum, as may be determined by the Committee in its sole discretion, of his or her Compensation. The Company shall contribute to the Trust on behalf of each such electing Participant, out of its current or accumulated Net Profits, an amount equal to the Compensation forgone by such Participant (the “Elective Contribution”), and it shall be credited to such Participant’s Deferred Income Account. Despite the foregoing, no Participant shall have any Elective Contributions under the Plan during any calendar year in excess of the limit in effect for the Plan Year under Code Section 402(g), as adjusted by the Adjustment Factor.

(b) Effective after April 1, 2011, all Participants who are eligible to make Elective Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-up Contributions in accordance with, and subject to the limitations of, Code Section 414(v). “Catch-up Contributions” are Elective Contributions made to the Plan that are in excess of an otherwise applicable Plan limit and that are made by Participants who are age 50 or over by the end of their taxable years. An otherwise applicable Plan limit is a limit in the Plan that applies to Elective Contributions without regard to Catch-up Contributions, such as the limits on Annual Additions, the dollar limitation on Elective Contributions under Code Section 402(g) (not counting Catch-up Contributions) and the limit imposed by the actual deferral percentage (ADP) test under Code Section 401(k)(3). Catch-up Contributions for a Participant for a taxable year may not exceed the dollar limit on Catch-up Contributions under Code Section 414(v)(2)(B)(i) for the taxable year.

(c) Catch-up Contributions are not subject to the limits on Annual Additions, are not counted in the ADP test, and are not counted in determining the minimum allocation under Code Section 416 (but Catch-up Contributions made in prior years are counted in determining whether the Plan is Top-Heavy). Further, any such Catch-up

Contributions shall not be counted towards any elective deferral percentage limitation set forth in Section 3.2(a) of the Plan.

(d) A Participant’s election to forgo receipt of a portion of his or her Compensation shall be subject to such rules, limitations, modifications, or cancellation as the Committee, in its discretion, shall permit; provided, however, that the Committee shall (i) exercise its discretion in a nondiscriminatory manner, and (ii) allow such elections to be made at least once each Plan Year.

Section 3.3: Participants’ Contributions.

(a) A Participant may make a nondeductible, voluntary contribution to the Plan (“Voluntary Contribution”). Each Participant who so desires may, but need not, contribute, in integral percentages, each year to the Trust for his or her benefit up to a maximum of 10% (or such other percentage as may be determined from time to time by the Committee) of his or her Compensation paid for or accrued to him or her. Effective April 1, 2011, subject to the limitations contained elsewhere in the Plan, each Participant may elect from time to time, by completing the appropriate election method provided by the Committee, to contribute (on a non-deductible basis) up to 20%, stated in whole numbers only, or such other maximum, as may be determined by the Committee in its sole discretion, of his or her Compensation; provided, however, that the Participant’s total Elective Contributions and Voluntary Contributions may not exceed 50%, or such other maximum, as may be determined by the Committee in its sole discretion, of his or her Compensation. Such contributions may be made at the time the Participant receives his or her Compensation from the Company, and upon direction of the Participant, shall be withheld by the Company and deposited with the Trustee for the Voluntary Contribution Account of such Participant. A Participant may eliminate or change the amount to be contributed by him or her in any Plan Year as may be determined from time to time by the Committee; provided, however, that the ability of a Participant to contribute on an annual basis, shall be restricted to the extent that any contribution would violate the provisions of Section 4.7 hereof. A Participant’s election to forgo receipt of a portion of his or her Compensation shall be subject to such rules, limitations, modifications, or cancellation as the Committee, in its discretion, shall permit; provided, however, that the Committee shall exercise its discretion in a nondiscriminatory manner.

(b) A Participant may make a Rollover Contribution to the Plan or a trustee-to-trustee transfer described in Code Section 401(a)(31), provided that any asset so contributed or transferred is acceptable to the Committee and Trustee, as set forth below. Notwithstanding the foregoing, a Former AGI Employee may make a Rollover Contribution to the Plan in accordance with this Section 3.3(b) whether or not he or she is then a Participant, provided that (i) any asset (including a loan note) so contributed or transferred is acceptable to the Committee and the Trustee, and (ii) such Rollover Contribution is completed within 31 days of the AGI Acquisition.

(i) The Plan will accept a direct rollover of a Rollover Contribution from:

(A) a qualified plan described in Code Section 401(a) or 403(a), including after-tax employee contributions.

(B) an annuity contract described in Code Section 403(b), excluding after-tax employee contributions.

(C) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(ii) The Plan will accept a Participant contribution of a Rollover Contribution from:

(A) a qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions.

(B) an annuity contract described in Code Section 403(b), excluding after-tax employee contributions.

(C) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(iii) The Plan will accept a Participant Rollover Contribution of the portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or (b) that is eligible to be rolled over and would otherwise be includable in gross income.

(iv) The Plan will not accept a Roth Rollover Contribution.

Section 3.4: Payment Of Non-Elective Contributions To The Trustee.

All payments of the Non-Elective Contributions shall be made directly to the Trustee and may be made on any date(s) selected by the Company. Despite the foregoing, the Company’s total Non-Elective Contribution for each Plan Year must be paid on or before the date on which the Company’s federal income tax return is due, including any extensions of time obtained for the filing of such return.

Section 3.5: Payment Of Elective Contributions To The Trustee.

All payments of Elective Contributions shall be made directly to the Trustee. Such payments shall be made as soon as is administratively practical following the date the forgone Compensation would have been paid to the electing Participant, but in no event later than the seventh business day following the date on which the forgone Compensation would have been paid to the Participant, or such other date as may be allowed or required by ERISA.

Section 3.6: Payment Of Participants’ Contributions To The Trustee.

(a) Voluntary Contributions. All payments of Voluntary Contributions shall be made directly to the Trustee. Such payments shall be made as soon as is administratively practical following the date the forgone Compensation would have been paid to the electing Participant, but in no event later than the seventh business day following the date on which the forgone Compensation would have been paid to the Participant, or such other date as may be allowed or required by ERISA. The Trustee may commingle such contributions with the Company’s contributions. However, the Committee shall keep separate records of each Participant’s Voluntary Contributions (and the income, gains and losses on them). The Trustee shall invest a Participant’s Voluntary Contributions in the same manner as provided for the investment of the Company’s contributions.

(b) Rollover Contributions. A Participant’s Rollover Contributions shall be paid directly to the Trustee. The Trustee may commingle such contributions with the Company’s contributions. However, the Committee shall keep separate records of each Participant’s Rollover Contributions (and the income, gains and losses on them). The Trustee shall invest a Participant’s Rollover Contributions in the same manner as provided for the investment of the Company’s contributions.

Section 3.7: Actual Deferral Percentage Test.

(a) It is the Company’s intent that all Elective Contributions shall satisfy the requirements of Code Section 401(k), as provided in the final Regulations thereunder, effective for Plan Years beginning after December 31, 2005, and the Plan should be construed accordingly. Further, such Regulations are hereby incorporated by reference.

(i) The amount of Elective Contributions made in any Plan Year on behalf of all Highly Compensated Employees shall not result in an Actual Deferral Percentage for such Highly Compensated Employees that exceeds the greater of:

(A) the Actual Deferral Percentage for all Non-Highly Compensated Employees for the current Plan Year, multiplied by 1.25; or

(B) the Actual Deferral Percentage for all Non-Highly Compensated Employees for the current Plan Year, multiplied by two, provided that the Actual Deferral Percentage for all Highly Compensated Employees does not exceed the Actual Deferral Percentage for all Non-Highly Compensated Employees for the current Plan Year by more than two percentage points.

(ii) For the purposes of this subsection (a), the amount of Elective Contributions shall relate to Compensation that either (A) would have been received by the Participant in the Plan Year but for the Participant’s election to defer receipt of his or her Compensation pursuant to the terms of the Plan; or (B) is attributable to services performed by the Participant in the Plan Year and, but for the Participant’s

election to defer, would have been received by the Participant within 2 1/2 months after the close of the Plan Year.

(iii) RESERVED

(iv) RESERVED

(v) If the Committee elects to apply Code Section 410(b)(4)(B) to determine whether the cash or deferred arrangement provided for in the Plan satisfies the coverage requirements provided for in Code Section 410(b)(1), then for purposes of subsection (i) above, the Committee may either (A) exclude all eligible Employees (other than Highly Compensated Employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A); or (B) disaggregate the Plan and perform the ADP test separately for all eligible Employees who have completed the minimum age and service requirements of Code Section 410(a)(1)(A) and for all eligible Employees who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A).

(vi) For purposes of determining the ADP test, Elective Contributions, Deemed Elective Contributions and Additional Contributions must be made before the end of the 12-month period immediately following the Plan Year to which the contributions relate.

(b) Adjustment To Actual Deferral Percentage Tests. If the Committee determines at any time that the limitation on Elective Contributions set forth in subsection (a) above will be exceeded for any Plan Year:

(i) the Company may, at its sole option (but still subject to the limitations contained elsewhere in the Plan), either (A) designate that all or any portion of its Non-Elective Contribution for such Plan Year (if, and to the extent, it has been made prior to such date and has not been previously allocated pursuant to Section 4.5) shall be treated as an Elective Contribution (the “Deemed Elective Contribution”) or (B) make an additional contribution (the “Additional Contribution”) that shall be treated as an Elective Contribution. In either case, it shall be made on behalf of all Participants other than Highly Compensated Employees, or on behalf of all Participants, as determined by the Committee, in the amount necessary so that the limitation set forth in subsection (a) will not be exceeded. If the Plan is disaggregated pursuant to subsection (a)(v), such Deemed Elective Contribution or Additional Contribution may be made, as determined by the Committee, to either or both portions of such disaggregated Plan. Any Deemed Elective Contribution or Additional Contribution shall be (A) prorated among the Participants on whose behalf it was made, on the basis of each such Participant’s Compensation for such Plan Year, and (B) credited to each such Participant’s Deferred Income Account; or

(ii) the Committee shall reduce the amount of the Elective Contributions made by the Highly Compensated Employees in the amount necessary so that the limitation set forth in subsection (a) above will not be exceeded. The amount by which each Highly Compensated Employee whose Elective Contributions is reduced (the “Excess Contributions”) shall be returned to the Company to be paid to such Highly Compensated Employee pursuant to subsection (h) below. For purposes of the foregoing, the amount of Excess Contributions made by the Highly Compensated Employees for a Plan Year is the excess of: (a) the aggregate amount of Elective Contributions actually taken into account in computing the Actual Deferral Percentage for all Highly Compensated Employees for such Plan Year, over (b) the maximum amount of such Elective Contributions permitted by the Actual Deferral Percentage test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the Actual Deferral Percentages, beginning with the highest of such percentages). Such amount of Excess Contributions shall be allocated to the Highly Compensated Employees who made the largest amounts of Elective Contributions during the Plan Year, beginning with the Highly Compensated Employee with the largest amount of such Elective Contributions and continuing in descending order until all the Excess Contributions have been allocated. This leveling method, under which the Elective Contributions made by the Highly Compensated Employee who made the largest amount of Elective Contributions during the Plan Year is reduced, shall be repeated to the extent required to:

(A) Enable the Plan to satisfy the Actual Deferral Percentage test described in subsection (a) above, or

(B) Cause such Highly Compensated Employee’s Elective Contributions to equal the Elective Contributions of the Highly Compensated Employee with the next largest amount of Elective Contributions.

The amount of Excess Contributions to be distributed pursuant to subsection (h) below for a Plan Year with respect to any Highly Compensated Employee shall not exceed the amount of Elective Contributions made on behalf of such Highly Compensated Employee for such Plan Year. To the extent a Highly Compensated Employee has not reached his or her Catch-up Contribution limit under the Plan, Excess Contributions allocated to such Highly Compensated Employee shall be treated as Catch-up Contributions and will not be treated as Excess Contributions. If such excess amounts (other than Catch-up Contributions) are distributed more than 2 1/2 months after the last day of the Plan Year in which such excess amounts arose, a 10% excise tax will be imposed on the Company with respect to such amounts. Excess Contributions shall be treated as annual additions under the Plan even if distributed.

(iii) In addition to the foregoing, the Committee may also utilize any method provided under the Code Section 401(k) Regulations in order to satisfy the Actual Deferral Percentage Tests, including, without limitation, recharacterizing Elective Contributions as Voluntary Contributions and using alternative definitions of Compensation or Earnings for testing purposes.

(c) For the purposes of this Section, the following definitions shall apply:

(i) “Actual Deferral Percentage” or “ADP” shall mean, with respect to the groups consisting of (A) all Highly Compensated Employees and (B) all Non-Highly Compensated Employees, the average of the Actual Deferral Ratios for each such group, calculated separately for each Participant in each such Group.

(ii) “Actual Deferral Ratio” shall mean the ratio that:

(A) the amount of the Elective Contributions (excluding Catch-up Contributions), Deemed Elective Contributions, and Additional Contributions made on behalf of each Participant for a Plan Year, bears to

(B) such Participant’s Compensation for such Plan Year.

For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make Elective Contributions shall be treated as a Participant on whose behalf no Elective Contributions are made.

(d) For the purposes of this Section, the Actual Deferral Percentage for any Highly Compensated Employee who is eligible to have Elective Contributions, Deemed Elective Contributions, or Additional Contributions allocated to his or her account(s) under two or more plans or arrangements described in Code Section 401(k) that are maintained by the Company or any Affiliated Company shall be determined as if all such Elective Contributions, Deemed Elective Contributions, and Additional Contributions were made under a single arrangement.

(e) The determination and treatment of the Elective Contributions, Deemed Elective Contributions, Additional Contributions, and Actual Deferral Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(f) The determination of who is a Highly Compensated Employee, including the determination of the Compensation that is considered, will be made in accordance with Code Section 414(q).

(g) Distribution Of Excess Deferrals.

(i) If any Participant has any Excess Deferrals for any calendar year, and if he or she makes a claim pursuant to subsection (ii) below, then the Excess Deferrals allocable to the Plan pursuant to such claim shall be returned to the Company to be distributed to such Participant. Such distribution shall be made no later than the April 15th following the calendar year to which such Excess Deferrals relate.

(ii) A Participant’s claim for Excess Deferrals shall be in writing, signed by such Participant, and submitted to the Committee no later than the March 1st following the calendar year to which such Excess Deferrals relate. Such claim shall also specify the amount of such Participant’s Excess Deferrals for such calendar year allocable to the Plan and shall be accompanied by such Participant’s statement that, if such Excess Deferrals are not distributed, such Excess Deferrals, when added to all amounts deferred by such Participant under all plans, contracts or arrangements described in Code Sections 401(k), 408(k), or 403(b) of the Company or any Affiliated Company, exceed the limit imposed on such Participant by Code Section 402(g) for the year to which the Excess Deferrals relate.

(iii) For the purposes of this Section, a Participant’s “Excess Deferrals” shall mean the amount of such Participant’s Elective Contributions that are allocated to the Plan pursuant to subsection (i) above, and that either (A) are made during the Participant’s taxable year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on Catch-up Contributions) for such year, or (B) are made during the calendar year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on Catch-up Contributions) for the Participant’s taxable year beginning in such calendar year, counting only Elective Contributions made under the Plan and any other plan, contract, or arrangement maintained by the Company or any Affiliated Company.

(iv) The Excess Deferrals shall be adjusted for income, gain or loss for the Plan Year pursuant to any reasonable method adopted by the Committee, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all Excess Deferrals under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ Accounts.

(v) The Committee may (unless otherwise required by the Code and/or Regulations) elect to further adjust the Excess Deferrals for income, gain or loss for the gap period between (A) the last day of the Plan Year and (B) the date of distribution of the Excess Deferrals, provided that such adjustments are made pursuant to any reasonable method adopted by the Committee that does not violate Code Section 401(a)(4) and is used consistently for all Participants and for all Excess Deferrals under the Plan for the Plan Year.

(h) Distribution Of Excess Contributions.

(i) Despite any other provision of the Plan, any Excess Contributions that are to be distributed pursuant to Section 3.7(b), and the income, gain or loss allocable thereto, shall be distributed no later than the last day of the Plan Year following the Plan Year to which such Excess Contributions relate.

(ii) The Excess Contributions shall be adjusted for income, gain or loss for the Plan Year pursuant to any reasonable method adopted by the Committee, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all Excess Contributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ Accounts.

(iii) The Committee may (unless otherwise required by the Code and/or Regulations) elect to further adjust the Excess Contributions for income, gain or loss, for the gap period between (A) the last day of the Plan Year and (B) the date of distribution of the Excess Contributions, provided that such adjustments are made pursuant to any reasonable method adopted by the Committee that does not violate Code Section 401(a)(4) and is used consistently for all Participants and for all Excess Contributions under the Plan for the Plan Year.

(iv) The Excess Contributions that would otherwise be distributed to a Participant shall be reduced, in accordance with the Regulations, by the amount of Excess Deferrals distributed to such Participant.

Section 3.8: Actual Contribution Percentage Test.

(a) It is the Company’s intent that all Matching Contributions and Voluntary Contributions shall satisfy the requirements of Code Section 401(m), as provided in the final Regulations thereunder, effective for Plan Years beginning after December 31, 2005, and the Plan should be construed accordingly. Further, such Regulations are hereby incorporated by reference.

(i) The “Actual Contribution Percentage” for eligible Participants in any Plan Year who are all Highly Compensated Employees shall not exceed the greater of:

(A) the Actual Contribution Percentage for all eligible Participants who are Non-Highly Compensated Employees for the current Plan Year, multiplied by 1.25; or

(B) the Actual Contribution Percentage for all eligible Participants who are Non-Highly Compensated Employees for the current Plan Year, multiplied by two, provided that the Actual Contribution Percentage for all eligible Participants who are Highly Compensated Employees does not exceed the Actual Contribution Percentage for all Participants who are Non-Highly Compensated Employees for the current Plan Year by more than two percentage points.

(ii) RESERVED

(iii) RESERVED

(iv) If the Committee elects to apply Code Section 410(b)(4)(B) to determine whether the Plan satisfies the coverage requirements provided for in Code Section 410(b)(1), then for purposes of subsection (i) above, the Committee may either (A) exclude all eligible Employees (other than Highly Compensated Employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A); or (B) disaggregate the Plan and perform the ACP test separately for all eligible Employees who have completed the minimum age and service requirements of Code Section 410(a)(1)(A) and for all eligible Employees who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A).

(b) Definitions. For the purposes of this Section, the following definitions shall apply:

(i) “Actual Contribution Percentage” shall mean, with respect to the groups consisting of (A) all Highly Compensated Employees and (B) all Non-Highly Compensated Employees, the average of the Actual Contribution Ratios for each such group, calculated separately for each Participant in each such group.

(ii) “Actual Contribution Ratio” for a Plan Year shall mean the ratio that:

(A) the amount of the Matching Contributions and Voluntary Contributions made on behalf of each Participant for a Plan Year, bears to

(B) such Participant’s Compensation for such Plan Year.

The Actual Contribution Ratio must be rounded to the nearest 100th of 1%.

(iii) “Excess Aggregate Contributions” shall mean, for each Highly Compensated Employee, the total Matching Contributions and Voluntary Contributions made on behalf of such Highly Compensated Employee for such Plan Year, minus the amount determined by multiplying the Employee’s Actual Contribution Ratio by the Employee’s Compensation for such Plan Year.

(c) Elective Deferrals And Non-Elective Contributions. For purposes of determining the Actual Contribution Percentage and the amount of Excess Aggregate Contributions pursuant to this Section, only Matching Contributions and Voluntary Contributions contributed to the Plan prior to the end of the succeeding Plan Year shall be considered. In addition, the Committee may elect to take into account, with respect to Employees eligible to have Matching Contributions pursuant to this Section allocated to their accounts, elective deferrals (as defined in Regulation 1.402(g)-1(b)) and qualified nonelective contributions (as defined in Code Section 401(m)(4)(c)) contributed to any plan maintained by the Company. Such elective deferrals and qualified non-elective contributions shall be treated as Matching Contributions subject to Treasury Regulation Section 1.401(m)-1(b)(2). However, the Plan Year must be the same as the plan year of the plan to which the elective deferrals and the qualified nonelective contributions are made.

(d) Plan Aggregation. For purposes of this Section and Code Sections 401(a)(4), 410(b) and 401(m), if two or more plans, which are maintained by the Company or any Affiliated Company, to which matching contributions, Employee contributions, or both, are made, are treated as one plan for purposes of Code Sections 401(a)(4) or 410(b) (other than the average benefits tests under Code Section 410(b)(2)(A)(ii)), such plans shall be treated as one plan.

(i) In addition, two or more plans of the Company to which matching contributions, Employee contributions, or both, are made may be considered as a single plan for purposes of determining whether or not such plans satisfy Code Sections 401(a)(4), 410(b) and 401(m). In such a case, the aggregated plans must satisfy this Section and Code Sections 401(a)(4), 410(b) and 401(m) as though such aggregated plans were a single plan. However, plans may be aggregated under this subsection only if they have the same plan year.

(ii) Despite the foregoing, an employee stock ownership plan described in Code Section 4975(e)(7) may not be aggregated with this Plan for purposes of determining whether the employee stock ownership plan or this Plan satisfies this Section and Code Sections 401(a)(4), 410(b) and 401(m).

(e) Contribution Aggregation. If a Highly Compensated Employee is a Participant under two or more plans (other than an employee stock ownership plan as defined in Code Section 4975(e)(7)) which are maintained by the Company or an Affiliated Company to which matching contributions, Employee contributions, or both, are made, all such contributions on behalf of such Highly Compensated Employee shall be aggregated for purposes of determining such Highly Compensated Employee’s Actual Contribution Ratio. However, if the plans have different plan years, this subsection shall be applied by treating all plans ending with or within the same calendar year as a single plan.

(f) Distribution of Excess Aggregate Contributions.

(i) If the Committee determines at any time that the limitation on Matching Contributions and Voluntary Contributions set forth in subsection (a) above will be exceeded for any Plan Year, the Committee (on or before the end of the following Plan Year) shall direct the Trustee to:

(A) distribute to the Highly Compensated Employee who received the most Matching Contributions and Voluntary Contributions during the Plan Year, his or her vested portion of Excess Aggregate Contributions (and income allocable to such contributions) or,

(B) if forfeitable, forfeit such non-vested Excess Aggregate Contributions attributable to Matching Contributions (and income allocable to such Forfeitures)

until either one of the tests set forth in this Section is satisfied, or until the amount of Matching Contributions and Voluntary Contributions that such Highly Compensated Employee received equals the Matching Contributions and Voluntary Contributions received by the Highly Compensated Employee who received the second highest Matching Contributions and Voluntary Contributions. This process shall continue until one of the tests set forth in this Section is satisfied. If such Excess Aggregate Contributions are distributed more than 2 1/2 months after the last day of the Plan Year in which such excess amounts arose, a 10% excise tax will be imposed on the Company with respect to those amounts.

(ii) The Excess Aggregate Contribution shall be adjusted for income, gain or loss for the Plan Year pursuant to any reasonable method adopted by the Committee, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all Excess Aggregate Contributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ Accounts.

(iii) The Committee may (unless otherwise required by the Code and/or Regulations) elect to further adjust the Excess Aggregate Contributions for income, gain or loss for the gap period between (A) the last day of the Plan Year and (B) the date of distribution of the Excess Aggregate Contributions, provided that such adjustments are made pursuant to any reasonable method adopted by the Committee that does not violate Code Section 401(a)(4) and is used consistently for all Participants and for all Excess Aggregate Contributions under the Plan for the Plan Year.

(iv) Any distribution (and/or Forfeiture) of less than the entire amount of Excess Aggregate Contributions (and income) shall be treated as a pro rata distribution (and/or Forfeiture) of Excess Aggregate Contributions and income. Distribution of Excess Aggregate Contributions shall be designated by the Company as a distribution of Excess Aggregate Contributions (and income). Forfeitures of Excess Aggregate Contributions shall be treated in accordance with Section 4.4. However, no such Forfeiture may be allocated to a Highly Compensated Employee whose contributions are reduced pursuant to this Section.

(v) Excess Aggregate Contributions shall be treated as Company contributions for purposes of Code Sections 404 and 415 even if distributed from the Plan.

(vi) The determination of the amount of Excess Aggregate Contributions with respect to any Plan Year shall be made after first determining the Excess Contributions, if any, to be recharacterized as a Deemed Elective Contribution (as described in Section 3.7(b) above) for the plan year of any other qualified cash or deferred arrangement (as defined in Code Section 401(k)) maintained by the Company that ends with or within the Plan Year.

(vii) Despite the above, within 12 months after the end of the Plan Year, the Company may make a special qualified Non-Elective Contribution on behalf of Non-Highly Compensated Employees in an amount sufficient to satisfy one of the tests set forth in this Section. Such contribution shall be allocated to the Deferred Income Account of each Participant who is Non-Highly Compensated Employee in the same proportion that each such Participant’s Compensation for the Plan Year bears to the total Compensation of all such Participants for such Plan Year. A separate accounting shall be maintained for the purpose of excluding such contributions for the “Actual Deferral Percentage” test set forth in Section 3.7.

(viii) In addition to the foregoing, the Committee may also utilize any method under the Code Section 401(m) Regulations in order to satisfy the Actual Contribution Percentage Tests, including, without limitation, using alternative definitions of Compensation or Earnings for testing purposes.

Section 3.9: No Requirement For Profits.

Despite any other provision of the Plan, the Company may, but is not required to, make all contributions to the Plan for any Plan Year without regard to whether the Company has any Net Profits for the taxable year or years ending with or within such Plan Year. Despite the preceding sentence, the Plan shall continue to be designed to qualify as a profit sharing plan for the purposes of Code Sections 401(a), 402, 412, and 417.

ARTICLE IV

ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS

Section 4.1: Retirement Accounts And Voluntary Contribution Accounts.

(a) The Committee shall open and maintain a Retirement Account in the name of each Participant, and it shall be credited or charged with the amounts allocable to it as set forth below.

(b) Committee shall open and maintain a Voluntary Contribution Account in the name of each Participant for whom a Voluntary Contribution is made. This Account shall be credited with each such Voluntary Contribution, and it shall be credited or charged with the amounts allocable to it as set forth below.

Section 4.2: Deferred Income Accounts.

The Committee shall open and maintain a Deferred Income Account in the name of each Participant for whom an Elective Contribution is made. This Account shall be credited with each such Elective Contribution (and such Participant’s allocable share of any Deemed Elective Contribution or Additional Contribution) as it is received by the Trustee, and it shall be credited or charged with the amounts allocable to it as set forth below.

Section 4.3: Rollover Contribution Accounts.

The Committee shall open and maintain a Rollover Contribution Account for each Participant who contributes a Rollover Contribution. This Account shall be credited with such Participant’s Rollover Contributions, and it shall be credited or charged with the amounts allocable to it as set forth below.

Section 4.4: Allocation Of Forfeitures.

Any forfeitures of Excess Aggregate Contributions pursuant to Section 3.8 above shall be allocated to the Voluntary Contribution Accounts of the Participants who are Non-Highly Compensated Employees in the same proportion that each such Participant’s Compensation for such Plan Year bears to the total Compensation of all such Participants for such Plan Year.

Section 4.5: Allocation Of Non-Elective Contribution.

Subject to the limitations contained elsewhere in the Plan, as of each Anniversary Date, the Company’s Non-Elective Contribution (if any) made on account of the Plan Year ending on such Anniversary Date shall be allocated to the Retirement Accounts of the Eligible Participants in the same proportion that each Eligible Participant’s Compensation for such Plan Year bears to the total Compensation of all Eligible Participants for such Plan Year. This allocation shall be made immediately following the allocations described in Section 4.4.

Section 4.6: Accounts In General.

The credits made to a Participant’s Accounts shall not vest in such Participant any right, title or interest in the Trust, except to the extent, at the time or times, and upon the terms and conditions set forth in the Plan. Neither the Company, the Trustee, nor the Committee, to any extent, warrant, guarantee or represent that the value of any Participant’s Accounts at any time will equal or exceed the amount previously allocated or contributed to such Accounts.

Section 4.7: Limitation On Annual Additions.

(a) The limitations set forth below shall apply to the allocations to each Participant’s Accounts in any Plan Year. If the Company contribution that would otherwise be contributed or allocated to a Participant’s Accounts would cause the Annual Addition for the Limitation Year to exceed the maximum permissible amount set forth below, the amount contributed or allocated shall be reduced so that the Annual Addition for the Limitation Year will equal such maximum permissible amount.

(i) As used in the Plan, a Participant’s “Annual Addition” shall mean the sum for any Plan Year of the following amounts allocated to a Participant’s Accounts:

(A) Such Participant’s share of the Company’s and any Affiliated Company’s contributions (including Elective Contributions); plus

(B) Such Participant’s voluntary, nondeductible contributions to the Plan (excluding any Rollover Contribution); plus

(C) Such Participant’s share of any forfeiture; plus

(D) Such Participant’s allocable share of the Company’s or any Affiliated Company’s contributions to any Individual Medical Benefit Account that is part of a pension or annuity plan maintained by the Company or any Affiliated Company; plus

(E) With respect to any Participant who is a Key Employee, any amount that is derived from the Company’s and any Affiliated Company’s contributions paid or accrued that are attributable to post-retirement medical benefits allocated to such Participant’s account under a Welfare Benefit Fund maintained by the Company or any Affiliated Company; and plus

(F) Such Participant’s share of any allocations under a simplified employee pension maintained by the Company or any Affiliated Company.

Any excess amount applied under subsection (b) below in a Plan Year to reduce the Company’s or any Affiliated Company’s contributions on behalf of any Participant shall be considered to be an Annual Addition for such Participant for such Plan Year.

(ii) Subject to the adjustments set forth below, and except for Catch-up Contributions under Code Section 414(v), during any Plan Year the maximum Annual Addition for any Participant shall in no event exceed the lesser of:

(A) $49,000, (for 2010) as adjusted by the Adjustment Factor; or

(B) 100% of the Participant’s Earnings for such Plan Year.

(iii) The earnings limitation referred to in subsection (a)(ii)(B) above shall not apply to (A) any contribution for medical benefits (within the meaning of Code Section 401(h) or 419A(f)(2)) after separation from service that is otherwise treated as an Annual Addition, or (B) any amount otherwise treated as an Annual Addition under Code Section 415(l)(1).

(b) If, for any Plan Year, it is necessary to limit the Annual Addition of any Participant to comply with subsection (a) above, such methods as authorized pursuant to the Code Section 415 Regulations shall be utilized.

(c) If a suspense account is in existence at any time during a Plan Year in connection with correcting a failure pursuant to subsection (b) above, it shall not participate in the Trust’s income, gains and losses.

(d) The limitations of this Section with respect to any Participant who, at any time, has been a participant in any other Defined Contribution Plan (whether or not terminated) or in more than one Defined Benefit Plan (whether or not terminated) maintained by the Company or by an Affiliated Company shall apply as if all such Defined Contribution Plans or all such Defined Benefit Plans in which the Participant has been a participant were one plan.

(e) The intent of this Section 4.7 is to comply with the limitations of Code Section 415 and the Regulations thereunder, and it should be construed accordingly. Further, Code Section 415 and the Regulations thereunder are hereby incorporated by reference.

Section 4.8: Investment Of Accounts.

Participants shall manage the investment of all of the Trust’s assets attributable to their Accounts. Subject to nondiscriminatory rules adopted by the Committee, a Participant shall designate the percentage or portion of any one or more of his or her Accounts that is to be invested in each of several authorized investments designated by the Committee from time to time. For convenience, such designated investments are referred to in this Plan individually as a “Fund,” and collectively as the “Funds.” Despite the foregoing, the Trustee may invest and reinvest the principal and income of any Account in short term obligations or bank accounts, pending distributions or investment in designated Funds, and may retain such cash balances in each of the Accounts as the Committee directs to meet the current cash needs of the Plan. As of each Trust Valuation Date, each such Participant’s Account shall be credited (or charged) with the income, gains, losses, and expenses of the Funds in which such Account is invested (whether realized or unrealized). For purposes of the foregoing, the Trustee shall value the assets of the

Trust at their fair market value as of each such Trust Valuation Date. In addition, each Participant’s Account shall be charged (as the Committee, in a nondiscriminatory manner, shall direct) with brokerage commissions and other direct costs related to investing such Participant’s Account pursuant to his or her directions.

ARTICLE V

VESTING

Section 5.1: Vesting.

Each Participant shall at all times be 100% vested in all of his or her Accounts.

ARTICLE VI

DISTRIBUTION OF BENEFITS

Section 6.1: Distribution Of Benefits.

(a) Benefits become distributable to a Participant or to the Beneficiary of a deceased Participant upon the first to occur of such Participant’s Normal Retirement Date, Total Disability, death, or the date that such Participant ceases to be an Employee prior to his or her Normal Retirement Date for a reason other than his or her death or Total Disability. Such benefits shall be the sum of the following amounts:

(i) The amount credited to his or her Deferred Income Account, Voluntary Contribution Account, and Rollover Contribution Account, if any, as of the Trust Valuation Date selected by the Committee for purposes of the distribution; plus

(ii) The vested amount credited to his or her Retirement Account, if any, as of the Trust Valuation Date selected by the Committee for purposes of the distribution.

For purposes of the foregoing, the Committee shall select a Trust Valuation Date that precedes, but that is as close as is administratively practical to, the date of distribution.

Section 6.2: Methods Of Distribution.

(a) When a Participant’s benefits become distributable, the Committee shall, with reasonable promptness, direct the Trustee to distribute such Participant’s benefits as follows:

(i) If a Participant’s benefits become distributable by reason of his or her death, the benefits shall be distributed to such deceased Participant’s Beneficiary as an immediate cash lump sum. Such Participant’s vested amount shall be reduced by any security interest held by the Plan, the Trust or the Trustee by reason of a loan outstanding pursuant to Section 6.7.

(ii) Effective April 1, 2010, if a Participant’s benefits become distributable for a reason other than his or her death, the Participant, or the Beneficiary of a deceased Participant, may elect to receive the vested amount credited to the Participant’s Accounts as an immediate partial or complete cash lump sum. Despite the foregoing, if the vested amount credited to such Participant’s Accounts is not in excess of $5,000 (excluding his or her Rollover Contribution Account), the Committee may direct the Trustee to distribute such benefits as an immediate cash lump sum, without such Participant’s consent.

(iii) Effective before April 1, 2010, if a Participant’s benefits become distributable for a reason other than his or her death, the Participant, or the Beneficiary of a deceased Participant, may elect to receive the vested amount credited to the Participant’s Accounts as an immediate cash lump sum. Despite the foregoing, if the vested amount credited to such Participant’s Accounts is not in excess of $5,000 (excluding his or her Rollover Contribution Account), the Committee may direct the Trustee to distribute such benefits as an immediate cash lump sum, without such Participant’s consent.

(iv) If a Participant’s benefits became distributable for a reason other than his or her death, then, if such Participant dies before his or her entire benefits have been distributed, his or her Beneficiary(ies) shall receive a death benefit equal to the balance of the deferred cash lump sum (if any) due such deceased Participant.

(v) A Participant may at any time withdraw any or all of his or her undistributed benefit, and a Participant’s Beneficiary shall, unless such Participant provided otherwise, have a similar withdrawal right.

(b) The complete distribution of a Participant’s benefit as provided for above shall constitute full payment and satisfaction of any obligation of the Company, the Trustee or the Committee to such Participant or to the Beneficiary of a deceased Participant.

(c) If a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence fewer than 30 days after the notice required under Section 1.411(a)-11(c) of the Regulations under the Code is given, provided that:

(i) the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(ii) the Participant, after receiving the notice, affirmatively elects a distribution.

Section 6.3: Timing Of Distributions.

(a) The provisions of this Section shall govern the timing of the distribution of a Participant’s benefit. All distributions required under this Section shall be determined and made in accordance with the Regulations under Code Section 401(a)(9) and the minimum distribution incidental benefit requirement of Code Section 401(a)(9)(G). The provisions of this Section shall not be deemed to create any method of distribution or to delay a distribution that is not already provided for in Section 6.2.

(b) If a Participant’s benefits become distributable because of his or her death or Total Disability, such benefits shall begin to be distributed as soon as is administratively practical after the Trust Valuation Date that coincides with or first follows the Committee’s receipt of (i) written proof of such Participant’s death or Total Disability and (ii) a properly completed claim for benefits. If a Participant’s benefits become distributable for a reason other than his or her death or Total Disability, such Participant’s benefits shall begin to be distributed as soon as is administratively practical after the Trust Valuation Date that coincides with or first follows the Committee’s receipt of a properly completed claim for benefits. Despite the foregoing, and subject to subsections (c) and (d) below, a Participant’s benefits must begin to be distributed no later than 60 days after the latest of the close of the Plan Year in which:

(i) the Participant attained age 65 (or Normal Retirement Age, if earlier);

(ii) occurred the tenth anniversary of the year in which the Participant began participation in the Plan; or

(iii) the Participant ceased to be an Employee.

Despite the foregoing, a Participant may elect a later date on which the distribution of his or her benefit is to begin, in a manner consistent with the applicable Regulations. Any failure by a Participant (or, if he or she is married, such Participant’s spouse in the event of such Participant’s death) to consent to an immediate distribution of his or her benefit (provided that such benefit is otherwise then immediately distributable pursuant to the foregoing provisions) shall be deemed to be an election to defer distribution to the later of age 62 or such Participant’s Normal Retirement Age. A description of the consequences of failing to defer receipt of a distribution shall be provided no less than 30 nor more than 180 days before the date of such distribution.

(c) Despite any other provision of the Plan, one of the following provisions shall apply:

(i) A Participant’s benefit shall be distributed to him or her not later than April 1 of the calendar year following the later of (A) the calendar year in which the Participant attains age 70 1/2, or (B) the calendar year in which the Participant retires, if such Participant is not a 5% Owner with respect to the Plan Year ending in the calendar year in which he or she attains age 70 1/2; or

(ii) Alternatively, distributions to a Participant must begin no later than the date determined under subsection (c)(i) above and must be made, in accordance with the applicable Regulations, over the periods set forth below.

(d) Limits On Distribution Periods. Effective for calendar years beginning after December 31, 2002, as of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods:

(i) the life of the Participant;

(ii) the joint lives of the Participant and a designated Beneficiary;

(iii) a period certain not extending beyond the life expectancy of the Participant; or

(iv) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

(e) Death Of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i) If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(ii) If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, then distributions to the designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii) If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv) If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse are required to begin, this subsection (e), other than subsection (e)(i), will apply as if the surviving spouse were the Participant.

For purposes of this subsection (e) and subsections (i) and (j), unless subsection (e)(iv) applies, distributions are considered to begin on the Participant’s required beginning date. If subsection (e)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under subsection (e)(i). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under subsection (e)(i)), the date distributions are considered to begin is the date distributions actually commence.

(f) Forms Of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with subsections (g), (h), (i), and (j) of this Section. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Regulations.

(g) Amount Of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i) the quotient obtained by dividing the Participant’s Account balance by the distribution period set forth in the Uniform Lifetime Table found in Section 1.401(a)(9)-9 of the Regulations, Q&A-2, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii) if the Participant’s sole designated Beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Regulations, Q&A-3, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(h) Lifetime Required Minimum Distributions Continue Through Year Of Participant’s Death. Required minimum distributions will be determined under this subsection (h) beginning with the first distribution calendar year and continuing up to, and including, the distribution calendar year that includes the Participant’s date of death.

(i) Death On Or After Date Distributions Begin.

(i) Participant Survived By Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:

(A) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(B) If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(C) If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, the designated Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(j) Death Before Date Distributions Begin.

(i) Participant Survived By Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the remaining life expectancy of the Participant’s designated Beneficiary, determined as provided in subsection (i).

(ii) No Designated Beneficiary. If the Participant dies before the date distribution begins and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii) Death Of Surviving Spouse Before Distributions To Surviving Spouse Are Required To Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under subsection (e)(i), this subsection (j) will apply as if the surviving spouse were the Participant.

(k) Definitions.

(i) Designated Beneficiary. The individual who is designated by the Participant (or the Participant’s surviving spouse) as the Beneficiary of the Participant’s interest under the Plan and who is the designated Beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-4 of the Regulations.

(ii) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection (e). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(iii) Life Expectancy. Life expectancy as computed by use of the Single Life Table found in Section 1.401(a)(9)-9, Q&A-1, of the Regulations.

(iv) Participant’s Account Balance. The Account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or Forfeitures allocated to the Account as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(v) 5% Owner. A Participant is treated as a 5% Owner for purposes of this Section is such Participant is a 5% Owner as defined in Code Section 416 at any time during the plan year ending with or within the calendar year in which such owner attains age 70 1/2. Once distributions have begun to a 5% Owner under this Section, they must continue to be distributed, even if the Participant ceased to be a 5% Owner in a subsequent year.

(l) Waiver Of RMD’s. Effective as of January 1, 2009, notwithstanding the foregoing provisions of this Section 6.3, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Beneficiary, or for a period of at least ten years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, notwithstanding Section 6.6 of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, the following additional distributions in 2009 will be treated as Eligible Rollover Distributions: 2009 RMDs and Extended 2009 RMDs.

Section 6.4: Postponed Retirement.

If a Participant continues to be an Employee beyond his or her Normal Retirement Date, his or her corresponding participation in the Plan shall likewise continue. In such case, to the extent permitted by law and the applicable Regulations, the distribution of such a Participant’s benefits will be postponed until he or she actually ceases to be an Employee. Such Participant’s benefits will become distributable as of the first day of the month next following his or her actually ceasing to be an Employee.

Section 6.5: Distributions Due Missing Persons.

If the Trustee is unable to distribute any benefit due to a missing Participant or Beneficiary, the Trustee shall so advise the Committee. The Committee shall then send a written notice to such Participant or Beneficiary at his or her last known address, as reflected in the Company’s or Committee’s records, or take other reasonable steps to try to locate such Participant or Beneficiary. If such Participant or Beneficiary shall not have presented himself or herself to the Company or to the Committee within a reasonable time after the date of such written notice, any undistributed benefit may be applied against and reduce the Company’s future contributions to the Plan. Despite the foregoing, if at any subsequent time a valid claim for any undistributed benefit is presented to the Committee, such benefit that was so applied shall be restored and paid to such claimant.

Section 6.6: Transfers To Another Qualified Plan.

(a) If a Participant who is a distributee of any Eligible Rollover Distribution (as defined below) elects to have such distribution paid directly to an Eligible Retirement Plan and who specifies the Eligible Retirement Plan to which such distribution is to be paid (in such form and at such time as the Committee may prescribe), then such distribution shall be made in the form of a direct trustee-to-trustee transfer to such Eligible Retirement Plan, provided that such Eligible Retirement Plan accepts such a transfer. The foregoing sentence shall apply only to the extent that such Eligible Rollover Distribution would be includable in gross income if not transferred as provided in such sentence (determined without regard to Code Sections 402(c), 403(a)(4), 403(b)(8), and 457(e)(16)).

(b) “Eligible Rollover Distribution” shall mean any distribution of all or any portion of the balance to the credit of the distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); any hardship distribution; the portion of any other distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any other distribution that is reasonably expected to total less than $200 during a year. A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions that are not includable in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), to a qualified trust described in Code Section 401(a), or to an annuity contract described in Code Section 403(b), provided such trust, account, or annuity agrees to separately account for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution that is includable in gross income and the portion of such distribution that is not so includable.

(c) “Eligible Retirement Plan” shall mean an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), an annuity contract described in Code Section 403(b), a qualified trust described in Code Section 401(a), or a Roth IRA described in Code Section 408A(b), that accepts the distributee’s Eligible Rollover Distribution. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). If any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a designated Roth account, an Eligible Retirement Plan with respect to such portion shall include only another designated Roth account of the individual from whose account the payments or distributions were made, or a Roth IRA of such individual.

(d) A Participant’s (i) surviving spouse and (ii) spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the surviving spouse, spouse, or former spouse and shall have the same rights as a Participant to make a transfer in accordance with this Section 6.6 as to the interest of the surviving spouse, spouse, or former spouse.

(e) If a nonspouse Beneficiary who is a distributee of any Eligible Rollover Distribution (i) elects to have such distribution paid directly to an individual retirement plan described in Code Sections 408(a) or 408(b) that is established for the purpose of receiving the distribution on behalf of a designated Beneficiary (as defined in Code Section 401(a)(9)(E)) who is a nonspouse Beneficiary (a “Nonspouse IRA”) and (ii) specifies the Nonspouse IRA to which such distribution is to be paid (in such form and at such time as the Committee may prescribe), then such distribution shall be made in the form of a direct trustee-to-trustee transfer to such Nonspouse IRA, provided that such Nonspouse IRA accepts such a transfer. The foregoing sentence shall apply only to the extent that such Eligible Rollover Distribution would be includable in gross income if not transferred as provided in such sentence (determined without regard to Code Section 402(c)). The direct rollover must be made to a Nonspouse IRA on behalf of the designated Beneficiary that will be treated as an inherited IRA pursuant to the provisions of Code Section 402(c)(11).

Section 6.7: Loans To Participants.

(a) The Committee shall be the fiduciary with authority to establish a loan program for Participants and to direct the Trustee concerning the investment of the Trust’s assets pursuant to such a loan program.

(b) A Participant may make a written application to the Committee for a loan from the Trust. Each such loan must be adequately secured.

(c) The Committee shall have sole discretion in granting or denying any such loan application; provided, however, that the Committee shall exercise such discretion in a uniform and nondiscriminatory manner. In connection with any such loan, a Participant shall sign such notes, evidences of indebtedness, security agreements and other documents as the Committee may, in its discretion, require.

(d) Interest on such loans shall be charged at a reasonable rate, not in excess of that permitted by law, and all notes or other evidences of indebtedness shall require repayment of the principal amount of the loan and interest on it over a period certain, which shall not exceed five years. Such payments of interest and principal shall be made no less frequently than quarterly and shall provide for the level amortization of the loan over its term. Despite the foregoing, if allowed by the Committee in a uniform and nondiscriminatory manner, a loan’s term may exceed five years if such loan is used to acquire any dwelling unit that is used or within a reasonable time (determined at the time the loan is made) will be used as the principal residence of the Participant. The Trustee, on receipt of authorization and the appropriate notes or other evidences of indebtedness from the Committee, shall advance the amount of the loan to the Participant and shall treat such loan as an investment of the Trust.

(e) In no event shall the outstanding principal balance of all loans from the Trust to any Participant exceed the lesser of:

(i) $50,000, reduced by the excess (if any) of (A) the highest outstanding balance of all loans from the Trust to such Participant during the one-year period ending on the day before the date on which such loan is made, over (B) the outstanding balance of all loans from the Trust to such Participant on the date on which such loan is made; or

(ii) one-half of the total vested amount credited to such Participant’s Accounts.

Section 6.8: Withdrawal At Age 59 1/2.

Despite any other provision of the Plan, any Participant who has reached at least age 59 1/2 may elect to withdraw all or any portion of the vested balance of his or her Accounts, even though he or she is still an Employee. Any such withdrawal shall be paid only in the form of a cash lump sum.

Section 6.9: Hardship Withdrawals.

(a) With respect to his or her Deferred Income Account, a Participant may request a hardship withdrawal of the smaller of:

(i) the aggregate amount of all of such Participant’s Elective Contributions;

(ii) the current value of such Participant’s Deferred Income Account; or

(iii) the amount required to meet the immediate and heavy financial need created by the hardship and not available to such Participant through the Plan or through all non-taxable loans available through the Company (including a withdrawal pursuant to Section 6.10).

A request for such a withdrawal shall be written, dated and delivered to the Committee in accordance with rules promulgated by the Committee. If the Committee approves the withdrawal, distribution shall be made as soon thereafter as is administratively practical.

(b) The Committee may, in its sole discretion, approve or deny a hardship withdrawal request, but the Committee’s determination shall be made in accordance with uniform and nondiscriminatory standards. The Committee shall approve a hardship withdrawal only if the withdrawal is necessary to satisfy one of the following immediate and heavy financial needs:

(i) Payments of medical expenses incurred by the Participant and the Participant’s spouse and dependants, or payments necessary for those persons to obtain medical care, that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income).

(ii) Payments (excluding mortgage payments) directly related to the purchase of a principal residence for the Participant.

(iii) Payments of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant and the Participant’s spouse, children, and dependents.

(iv) Payments to prevent the Participant’s eviction from the Participant’s principal residence.

(v) Payments to prevent a foreclosure on the Participant’s mortgage of the Participant’s principal residence.

(vi) Such other expenses that the Commissioner of the Internal Revenue Service deems to be an immediate and heavy financial need through the publication of revenue rulings, notices, and other documents of general applicability.

The amount of an immediate and heavy financial need may include any amount that is necessary to pay federal, state, or local income taxes or penalties that are reasonably anticipated to result from the distribution. If a Participant has a balance in his or her Voluntary Contribution Account that is subject to withdrawal pursuant to Section 6.10, then such Participant must withdraw the maximum allowed pursuant to Section 6.10 before a withdrawal can be made pursuant to this Section 6.9.

(c) For the purpose of this Section, the Committee may reasonably rely upon a Participant’s representations regarding the Participant’s financial affairs.

(d) The Participant may not make any Elective Contributions or Voluntary Contributions (other than Rollover Contributions for six consecutive months following a hardship withdrawal.

(e) Any earnings and gains on a Participant’s Elective Contributions are not subject to withdrawal pursuant to this Section and shall be distributed only upon the events specified in Section 6.1 above.

Section 6.10: Withdrawal Of Voluntary Contributions.

With respect to his or her Voluntary Contribution Account, a Participant may direct that the smaller of (i) the aggregate amount of all of such Participant’s Voluntary Contributions or (ii) the current value of such Participant’s Voluntary Contribution Account be distributed to him or her. Such direction shall be written, dated and delivered to the Committee in accordance with the rules promulgated by the Committee. Such distribution shall be made as soon thereafter as is practical. Any earnings and gains on such contributions cannot be withdrawn pursuant to this Section and may be distributed only upon the events specified in Section 6.1 above, unless otherwise required by Code Section 72(e)(8).

Section 6.11: Withdrawal Of Rollover Contributions.

Despite any other provision of the Plan, a Participant may elect to withdraw all or any portion of the balance of his or her Rollover Contribution Account, even though he or she is still an Employee. Any such withdrawal shall be paid only in the form of a cash lump sum.

Section 6.12: Automatic Rollover.

In the event of a mandatory distribution greater than $1,000 in accordance with the provisions of Article VI, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Article VI, then the Committee shall pay the distribution in a direct rollover to an individual retirement plan designated by the Committee. For purposes of determining whether a mandatory distribution is greater than $1,000, the portion of the Participant’s distribution attributable to any Rollover Contribution is included.

ARTICLE VII

TOP-HEAVY PLAN LIMITATIONS

Section 7.1: Application Of Top-Heavy Rules.

If the Plan is or becomes a Top-heavy Plan, the limitations and requirements contained in this Article shall apply and shall supersede any conflicting provision of the Plan.

Section 7.2: Definitions.

(a) Top-heavy Plan. A “Top-heavy Plan” shall mean, with respect to any Plan Year, (i) any Defined Benefit Plan maintained by the Company or an Affiliated Company if, as of the Determination Date, the total Present Value of Accrued Benefits under such plan for Key Employees exceeds 60% of the total Present Value of Accrued Benefits under such plan for all participants in such plan; and (ii) any Defined Contribution Plan maintained by the Company or an Affiliated Company if, as of the Determination Date, the total Aggregate Accounts of Key Employees under the plan exceeds 60% of the total Aggregate Accounts of all participants under such plan. Each plan of the Company required to be included in an Aggregation Group shall be treated as a Top-heavy Plan if the Aggregation Group is a Top-heavy Group.

(b) Top-heavy Group. A “Top-heavy Group” shall mean any Aggregation Group if the sum of (i) the total Present Value of Accrued Benefits for Key Employees under all Defined Benefit Plans included in the Aggregation Group (determined as of the Determination Date for each such plan), and (ii) the total Aggregate Accounts of Key Employees under all Defined Contribution Plans included in the Aggregation Group (determined as of the Determination Date for each such plan) exceeds 60% of a similar sum determined for all participants in such plans. For purposes of determining whether the plans in a Top-heavy Group exceed the foregoing 60% test, the plans shall be aggregated by adding together the results for each plan as of the Determination Dates for such plans that fall within the same calendar year.

(c) Aggregation Group. An “Aggregation Group” shall mean each plan of the Company or of an Affiliated Company in which a Key Employee is a participant, and each plan of the Company or of an Affiliated Company that enables the plan(s) containing a Key Employee to meet the antidiscrimination requirements of Code Sections 401(a)(4) or 410, including terminating or terminated plans maintained within the last five years ending on the Determination Date that would, but for such plan(s) termination, be part of the Aggregation Group. The Company can elect to include in the Aggregation Group any plan not otherwise required to be included, if such group, after such election, would continue to meet the antidiscrimination requirements of Code Sections 401(a)(4) and 410; provided, however, that any such plan will not be otherwise deemed a Top-heavy Plan by reason of such election.

(d) Determination Date. With respect to any plan year, “Determination Date” shall mean the last day of the preceding plan year or, in the case of the first plan year of any plan, the last day of such plan year.

(e) Present Value Of Accrued Benefit: A participant’s “Present Value of Accrued Benefit” as of any Determination Date shall be calculated:

(i) as of the most recent valuation date (“Valuation Date”) which is within the 12-month period ending on such Determination Date;

(ii) for the first plan year, as if (A) the participant terminated service as of the Determination Date, or (B) the participant terminated service as of the Valuation Date, but taking into account the estimated Present Value of Accrued Benefit as of the Determination Date;

(iii) for any other plan year, as if the participant terminated service as of the Valuation Date; and

(iv) using the interest rate and mortality assumptions set forth in the Defined Benefit Plan.

(v) For the foregoing purposes, the Valuation Date must be the same valuation date used for computing the defined benefit plan minimum funding costs, regardless of whether a valuation is performed that year. Solely for the purposes of determining if the Plan, or any other plan included in the Aggregation Group, is a Top-heavy Plan, the accrued benefit of a Non-Key Employee shall be determined under (A) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Company and all Affiliated Companies, or (B) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Code Section 411(b)(1)(C).

(f) Aggregate Account: A participant’s “Aggregate Account” shall be determined as follows:

(i) For Defined Contribution Plans not subject to the minimum funding requirements of Code Section 412, a participant’s Aggregate Account as of any Determination Date shall be the sum of:

(A) such participant’s account balance as of the most recent valuation date (“Valuation Date”) occurring within the 12-month period ending on such Determination Date; plus

(B) an adjustment for contributions due as of such Determination Date. Such adjustment is generally the amount of any contributions actually made after the Valuation Date but before the Determination Date. In the first plan year, such adjustment shall also reflect any contributions actually made after the Determination Date that are allocated as of a date in that first plan year.

(ii) For Defined Contribution Plans subject to the minimum funding requirements of Code Section 412, a participant’s Aggregate Account as of any Determination Date shall be the sum of:

(A) such participant’s account balance as of the most recent valuation date (“Valuation Date”) occurring within the 12-month period ending on such Determination Date, including contributions that would be allocated as of a date not later than such Determination Date; plus

(B) an adjustment for contributions due as of such Determination Date. Such adjustment shall reflect the amount of any contribution actually made (or due to be made) after the Valuation Date but before the expiration of the extended payment period described in Code Section 412(c)(10).

(g) Key Employee. “Key Employee” shall mean any participant (including any former participant or deceased participant) of any plan maintained by the Company or an Affiliated Company who, at any time during the Plan Year, was:

(i) an officer of the Company or an Affiliated Company whose annual Earnings exceed $160,000 (for 2010), as adjusted under Code Section 416(i)(1) (provided, however, that no more than 50 employees (or, if lesser, the greater of three employees or 10% of all employees) shall be treated as officers; provided further, however, that if the total number of officers exceeds this numerical limitation, only the highest compensated officers shall be included);

(ii) a 5% Owner of the Company or an Affiliated Company; or

(iii) a 1% Owner of the Company or an Affiliated Company whose annual Earnings exceed $150,000, or such other amount as may be allowed under Code Section 416(i) and the applicable Regulations.

For purposes of the foregoing definition, (i) the Beneficiary of a Key Employee shall be treated as a Key Employee, and (ii) the Beneficiary of a former Key Employee shall be treated as a former Key Employee. Inherited benefits will retain the character of the benefits of the Key Employee who performed the services for the Company. For purposes of the foregoing, the identification of a Key Employee will be determined in accordance with Code Section 416(i) and the Regulations thereunder.

(h) Non-Key Employee. “Non-Key Employee” shall mean any Participant who is not a Key Employee, including any Participant who is a former Key Employee.

Section 7.3: 60% Test - Special Rules.

For purposes of applying the 60% test described in Section 7.2(a), the following special rules shall apply:

(a) Participant Contributions. Benefits derived from both Participant contributions (whether voluntary or mandatory, but not deductible contributions) and the Company’s contributions shall be considered.

(b) Previous Distributions. In determining the Present Value of Accrued Benefit or the Aggregate Account of any participant under any plan (or plans that form the

Aggregation Group), such present value or account shall be increased by the aggregate of distributions made to such participant from such plan (or plans forming the Aggregation Group) during the one-year period ending on the Determination Date. For this purpose, “participant” shall include an employee who is no longer employed by the Company or an Affiliated Company. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “five-year period” for “one-year period.” Despite the foregoing, any distribution to a participant that is made after the Valuation Date and before the Determination Date for any plan year shall not be considered a distribution to the extent it is already included in such participant’s Present Value of Accrued Benefit or Aggregate Account as of such Valuation Date.

(c) Rollover Contributions. Rollover contributions shall be treated as follows:

(i) The following rules shall apply to related rollovers and plan-to-plan transfers (ones either not initiated by the participant or made to a plan maintained by the Company or any Affiliated Company). If the plan provides such rollover or plan-to-plan transfer, it shall not be counted as a distribution for purposes of this Section 7.3. If the plan receives such rollover or plan-to-plan transfer, it shall consider such rollover or plan-to-plan transfer as part of the participant’s Present Value of Accrued Benefit or Aggregate Account, regardless of the date on which such rollover or plan-to-plan transfer was received.

(ii) The following rules shall apply to unrelated rollovers and plan-to-plan transfers (ones which are both initiated by a participant and made from a plan maintained by one employer to a plan maintained by another employer). If the plan provides such rollover or plan-to-plan transfer, it shall always consider such rollover or plan-to-plan transfer as a distribution for purposes of this Section 7.3. If the plan receives such rollover or plan-to-plan transfer, it shall not consider such rollover or plan-to-plan transfer as part of the participant’s Present Value of Accrued Benefit or Aggregate Account if it was accepted after December 31, 1983.

(d) Change Of Status. The accrued benefit or Account of a Participant who was formerly a Key Employee, but who ceased to be a Key Employee in any plan year, will not be taken into account for such plan year.

(e) No Service For Last Year. If any individual has not performed services for the employer maintaining the Plan during the one-year period ending on the Determination Date, the accrued benefit or Account of such individual shall not be taken into account.

Section 7.4: Minimum Vesting Requirement.

As the Plan’s normal vesting schedule equals or exceeds the top-heavy vesting schedule, the normal vesting schedule shall continue to apply if the Plan becomes a Top-heavy Plan.

Section 7.5: Minimum Contribution Requirement.

(a) If the Plan is a Top-heavy Plan, then in no event shall the Company’s annual contribution on behalf of any Non-Key Employee be less than 3% of such Participant’s Earnings. This minimum contribution shall be made even though, under the other provisions of the Plan, the Participant would not otherwise be entitled to a contribution on his or her behalf, or would have received a lesser contribution for the Plan Year, because of (i) the Participant’s failure to complete 1,000 Hours of Service, (ii) the Participant’s failure to make mandatory employee contributions to the Plan, or (iii) the Participant’s exclusion from the Plan because such Participant’s Earnings is less than the Plan’s stated amount. Despite the foregoing, no minimum contribution needs to be made under this Section on behalf of a Participant who was not an Employee on the last day of the Plan Year.

(b) Any Company contribution that is attributable to a salary reduction or similar arrangement shall be considered for purposes of satisfying the minimum contribution required by this Section. Elective Contributions on behalf of Key Employees are taken into account in determining the minimum required contribution under Code Section 416(c)(2), but such contributions on behalf of Non-Key Employees may not be treated as employer contributions for purposes of the minimum contribution or benefit requirements of Code Section 416.

(c) If the Company maintains one or more qualified plans in addition to the Plan, and if the Plan is a Top-heavy Plan, then in accordance with the applicable Regulations, only one such plan need be designated by the Company to provide the minimum benefit provided for in this Section. If any Non-Key Employees also participate in a Defined Benefit Plan maintained by the Company, the minimum benefit provided to such Non-Key Employees shall be determined by the Committee, in the Committee’s sole discretion, from among the safe harbor methods set forth in Regulation Section 1.416-1, Q&A M-12, or any successor thereto.

(d) Despite the foregoing, if (i) the total annual contribution allocated to the Accounts of each Key Employee is less than 3% of each Key Employee’s Earnings and (ii) this Plan is not required to be included in an Aggregation Group to enable a Defined Benefit Plan to meet the requirements of Code Section 401(a)(4) or 410, then the total minimum annual contribution on behalf of each Non-Key Employee shall be equal to the largest percentage contribution on behalf of any Key Employee.

Section 7.6: Modification Of Top-Heavy Rules.

The Top-Heavy requirements of Code Section 416 shall not apply in any year beginning after December 31, 2001, in which the Plan consists solely of a cash or deferred arrangement that meets the requirements of Code Section 401(k)(12) or (13) and matching contributions with respect to which the requirements of Code Section 401(m)(11) or (12) are met. If, but for this subsection, the Plan would be treated as a Top-heavy Plan because it is a member of an Aggregation Group that is a Top-heavy Group, contributions under the Plan may be taken into account in determining whether any other plan in the group meets the requirements of Section 7.5.

ARTICLE VIII

THE COMMITTEE

Section 8.1: Members.

(a) The Committee shall consist of the number of members designated by the Board of Directors and shall be appointed by the Board of Directors. Its members shall serve at the pleasure of the Board of Directors. A person so appointed shall become a member by filing a written notice of acceptance with the Board of Directors. A member of the Committee may resign by delivering a written notice of resignation to the Board of Directors. The Board of Directors may remove any member of the Committee by delivering a written notice of such removal to him or her. A resignation or removal shall be effective on the date specified in such notice or resolution. The Trustee shall be promptly notified by the Board of Directors of any change in the membership of the Committee, and shall be supplied with specimen signatures of each Committee member.

(b) Vacancies in the membership of the Committee shall be filled promptly by the Board of Directors. If the Company is not in existence when a vacancy in the Committee membership arises, such vacancy shall be filled as follows, in the indicated order of priority:

1st: The remaining member(s) of the Committee shall appoint new member(s) to fill all vacancies.

2nd: If vacancies on the Committee are not filled pursuant to the foregoing, then a court of competent jurisdiction shall fill such vacancies. The Trust shall pay the expenses incurred in connection with such court appointment.

Section 8.2: Committee Action.

(a) The Committee shall choose a Secretary and an Assistant Secretary (either of whom is referred to below as the “Secretary”) who shall keep minutes of the Committee’s proceedings and all records and documents pertaining to the Committee’s administration of the Plan. Any action of the Committee shall be taken pursuant to the vote of a majority, or pursuant to the written consent of a majority, of its members. A quorum of the Committee shall consist of two members. The Secretary may sign any certificate or other document on behalf of the Committee. The Trustee and all other persons dealing with the Committee may conclusively rely upon any certificate or other document that is signed by the Secretary and that purports to have been duly authorized by the Committee.

(b) A member of the Committee shall not vote or act upon any matter that relates solely to himself or herself as a Participant. If a matter arises affecting one member of the Committee as a Participant and the other members of the Committee are unable to agree on the disposition of such matter, the Board of Directors shall appoint a substitute member of the Committee in the place and stead of the affected member, for the sole purpose of passing upon and deciding that particular matter. If the Company is not in existence then, such substitute member of the Committee shall be appointed in the manner provided for in this Article when there is a vacancy in the Committee’s membership.

Section 8.3: Rights And Duties.

(a) Except as otherwise set forth in subsections (b), (c) and (d) below, all fiduciary responsibility respecting the management or administration of the Plan and its assets are vested in the Committee, and the Committee shall be the Named Fiduciary with respect to the Plan’s assets, and the “administrator” of the Plan as defined in Section 3(16)(A) of ERISA.

(b) The Trustee shall (i) have custody of the Plan’s assets, (ii) have the powers designated in the trust document and (iii) be the Named Fiduciary with respect to the custody of the Plan’s assets.

(c) The Committee may designate one or more Investment Managers (including the Trustee, if the Trustee is authorized to be an Investment Manager) to manage the investment of the Plan’s assets, and such Investment Manager(s) shall be the Named Fiduciary with respect to the management and investment of the Plan’s assets.

(d) The Committee may designate one or more persons or entities to carry out any of its functions under the Plan, other than those of managing and controlling the Plan’s assets, which may only be done pursuant to subsections (b) or (c) immediately above.

(e) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, and shall be charged with the general administration of the Plan, except to the extent that powers are retained by the Company. The Committee shall have the discretion and authority to interpret the Plan. The Committee’s powers shall include (without limitation) the power and discretion:

(i) to determine all questions relating to the eligibility of Employees to participate in the Plan;

(ii) to determine, compute and certify to the Trustee the amount and kind of benefits payable to the Participants and their Beneficiaries;

(iii) to authorize all disbursements by the Trustee from the Trust;

(iv) to direct the Trustee with respect to all investments of the principal or income of the Trust and with respect to other matters concerning the Trust’s assets;

(v) to employ such agents and advisors as may be reasonably necessary or convenient and to pay them (or cause to be paid to them) reasonable compensation;

(vi) to maintain all the necessary records for the administration of the Plan, other than those maintained by the Trustee; and

(vii) to adopt, amend and interpret rules for the administration or regulation of the Plan that are not inconsistent with its terms and the applicable law and Regulations.

(f) Members of the Committee and other Fiduciaries shall discharge their duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims. Subject to any right of Participants to direct how their Accounts will be invested and other provisions of the Plan, the Committee shall diversify the Plan’s investments so as to minimize the risk of large losses, unless, under the circumstances, it is clearly prudent not to do so, or unless the Plan specifically provides for the acquisition and holding of qualifying employer real property or securities, as defined in Sections 407(d)(4) and (5) of ERISA.

(g) A member of the Committee or other Fiduciary shall be liable for a breach of fiduciary responsibility of another member or another Fiduciary only if:

(i) such member or Fiduciary participates knowingly in, or knowingly undertakes to conceal, an act or omission of such other member or Fiduciary, knowing that such act or omission is a breach;

(ii) such member or Fiduciary has enabled such other member or Fiduciary to commit a breach by virtue of his or her failure to comply with the duty of care set forth above in the administration of such member’s or Fiduciary’s own responsibilities as a Fiduciary; or

(iii) such member or Fiduciary has knowledge of a breach by such other member or Fiduciary, unless such member or Fiduciary makes reasonable efforts under the circumstances to remedy such breach.

Section 8.4: Information.

To enable the Committee to perform its functions, the Company shall supply complete and timely information to the Committee on all matters relating to the compensation of all Participants, their employment, their retirement, death, or the cause for termination of employment, and such other pertinent information as the Committee may require. The Committee shall advise the Trustee of such of the foregoing information as may be pertinent to the Trustee’s administration of the Trust.

Section 8.5: Compensation, Indemnity And Liability.

(a) The members of the Committee shall serve without compensation for their services. No member of the Committee or other Fiduciary need be bonded, except as required by federal or state law or regulation. The Committee is authorized to employ such legal counsel or other persons as it may deem advisable to assist it in the performance of its duties under the Plan.

(b) The Company shall indemnify and hold each member of the Committee harmless against any and all expenses and liabilities arising out of membership on the Committee (including reasonable attorneys’ fees and disbursements), excepting only expenses and liabilities arising out of such member’s own willful misconduct or gross negligence. The provisions of this subsection shall survive the termination of the Plan and the resignation or removal of the Committee member who is entitled to the indemnity.

Section 8.6: Administrative Expenses Of The Plan.

All reasonable expenses of administering the Plan, including, but not limited to, actuarial, administration, accounting, investment, recordkeeping, and legal fees and costs incurred in connection with such activities (including, without limitation, expenses incurred by the Committee under Section 8.3), shall be paid by the Trustee pursuant to the direction of the Committee and shall be a charge against the trust estate, except to the extent that such expenses may be paid by the Company. The Committee, in the Committee’s sole discretion, shall determine whether each such charge shall be allocated pro rata or per capita to Participants’ Accounts, and whether such a charge shall be allocated directly to the Accounts of the affected Participant. The expense of maintaining errors and omissions liability insurance, if any, covering members of the Committee, the Trustee, or any other Fiduciary shall be paid by the Company.

ARTICLE IX

AMENDMENT AND TERMINATION

Section 9.1: Amendments.

The Company, acting through the Board of Directors, or the Committee may amend the Plan from time to time and may amend or cancel any such amendment. Each amendment must be set forth in a document that is signed by an officer of the Company, and the Plan shall be deemed to have been amended in the manner and at the time set forth in such document, and all Participants shall be bound by it. Despite the foregoing, any such amendment shall be subject to the following provisions:

(a) No amendment shall be effective that attempts to cause any asset of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of the Participants or their Beneficiaries, except for such changes, if any, that are required to permit the Plan to meet the applicable requirements of the Code, or as may be made to assure the deductibility for tax purposes of any contribution by the Company.

(b) No amendment shall have any retroactive effect that would deprive any Participant of any benefit already vested, nor shall the vesting provisions of the Plan be amended, unless each Participant with at least three Years of Service is permitted to elect to continue to have the prior vesting provisions apply to him or her, except for such changes, if any, that are required to permit the Plan to meet applicable requirements of the Code, or as may be made to assure the deductibility for tax purposes of any contribution by the Company. Any such election must be made during the period beginning with the date the amendment is adopted and ending 60 days after the latest of:

(i) the date the amendment is adopted;

(ii) the date the amendment becomes effective; or

(iii) the date on which the Participant receives written notice of the amendment from the Company or the Committee.

(c) No amendment shall create or effect any discrimination in favor of Participants who are highly compensated Employees.

(d) No amendment shall increase the duties or liabilities of the Trustee without the Trustee’s written consent.

(e) No amendment shall decrease any Participant’s Account balance.

(f) No amendment shall be effective to eliminate or restrict an optional form of benefit. The preceding sentence shall not apply to a Plan amendment that eliminates or restricts the ability of a Participant to receive payment of his or her Account balance under a particular optional form of benefit if the amendment provides a single-sum distribution form that is otherwise identical to the optional form of benefit being eliminated or restricted. For this purpose, a single-sum distribution form is otherwise identical only if the single-sum distribution form is identical in all respects to the eliminated or restricted optional form of benefit (or would be identical except that it provides greater rights to the Participant) except with respect to the timing of payments after commencement.

Section 9.2: Discontinuance Of Plan.

(a) The Company expects that the Plan and the Company’s contributions under it will be continued indefinitely, and the Trust is irrevocable. However, continuance of the Plan is not assumed as a contractual obligation of the Company, and the Company reserves the right to reduce, temporarily suspend, or discontinue contributions under the Plan if, and to the extent, permitted under ERISA or the Code. Upon a complete discontinuance of the Company’s contributions, the interest of each Participant in each of his or her Accounts shall become 100% vested, if it is not already fully vested. In addition, upon a partial termination (within the meaning of Code Section 411(d)(3)), the interest of each affected Participant in each of his or her Accounts shall become 100% vested, if it is not already fully vested.

(b) The Company may terminate the Plan at any time upon delivering a written notice to the Trustee. Upon the Plan’s termination, the interest of each Participant in each of his or her Accounts shall become 100% vested, if it is not already fully vested. Upon the termination of the Plan without the establishment of a successor plan (within the meaning of Code Section 401(k)(10)(A)(i)), the Committee shall, as is necessary, direct the Trustee to liquidate the Trust’s assets. After such liquidation, the Committee shall make, after deducting the estimated expenses of such liquidation and distribution, the allocations required under the Plan as though the date when such liquidation was completed were an Anniversary Date. After receiving appropriate instructions from the Committee, the Trustee shall promptly distribute the Trust’s assets in accordance with such instructions.

(c) The Plan shall automatically terminate upon the happening of any of the following events:

(i) adjudication of the Company as a bankrupt;

(ii) general assignment by the Company to or for the benefit of creditors; or

(iii) dissolution of the business of the Company,

provided, however, that the Plan may be continued by any successor business organization or any business organization into which the Company is merged or consolidated that employs some or all of the Participants, if such business organization agrees with the Trustee in writing to accept the obligations of the Plan and to continue it in full force and effect in accordance with Section 11.10.

Section 9.3: Failure To Contribute.

The Company’s failure to contribute to the Trust for any Plan Year shall not, of itself, be a discontinuance of contributions to the Plan.

ARTICLE X

CLAIMS PROCEDURE

Section 10.1: Presentation Of Claim.

Any Participant or Beneficiary of a deceased Participant or duly authorized representative of either (such Participant or Beneficiary or duly authorized representative being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts (i) credited to (or deducted from) such Claimant’s Accounts, or (ii) distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the benefit determination desired by the Claimant.

Section 10.2: Notification Of Decision.

The Committee shall consider a Claimant’s claim within a reasonable time, but not later than 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. Once the benefit determination is made in accordance with the foregoing, the Committee shall notify the Claimant in writing:

(a) that the Claimant’s requested benefit determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion adverse, in whole or in part, to the Claimant’s requested benefit determination. The Committee’s notice of adverse benefit determination must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i) the specific reason(s) for the adverse benefit determination;

(ii) reference to the specific provisions of the Plan upon which such adverse benefit determination was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) a description of the Plan’s claim review procedures set forth in Section 10.3 and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Section 10.3: Review Of A Denied Claim.

Within 60 days after receiving a notice from the Committee of an adverse benefit determination, a Claimant may file with the Board of Directors a written request for a review of such adverse determination. Thereafter, but not later than 30 days after the review procedure began, the Claimant:

(a) may submit written comments, documents, records, and other information relating to the claim for benefits;

(b) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and/or

(c) may request a hearing, which the Board of Directors, in its discretion, may grant.

The Board of Directors shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Section 10.4: Decision On Review.

The Board of Directors shall render its decision on review within a reasonable time, and not later than 60 days after the receipt of the Claimant’s review request, unless a hearing is held or other special circumstances require additional time, in which case the Board of Directors’ decision must be rendered within 120 days after the receipt of the Claimant’s review request. If the Board of Directors determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board of Directors expects to render the benefit determination on review. The Board of Directors’ decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) reference to the specific Plan provisions upon which the decision was based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;

(d) a statement of the Claimant’s right to bring an action under ERISA Section 502(a) concerning an adverse benefit determination; and

(e) such other matters as the Board of Directors deems relevant.

For purposes of this Article, a document, record, or other information shall be considered “relevant” to a Claimant’s claim if such document, record, or other information was relied upon in making the benefit determination; was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or demonstrates compliance with the administrative processes and safeguards required under ERISA in making the benefit determination.

ARTICLE XI

MISCELLANEOUS

Section 11.1: Contributions Not Recoverable.

Subject to the next two sentences, it shall be impossible for any part of the Trust’s principal or income to be used for, or diverted to, purposes other than the exclusive benefit of the Participants or their Beneficiaries. Despite any other provision of the Plan, the Company shall be entitled to recover (within one year of the specified event):

(a) any contribution made to the Trust if (i) the Commissioner of Internal Revenue, or his delegate, determines that the Plan and the Trust do not meet the applicable requirements of the Code upon their initial qualification, with the result that the Trust is not exempt from federal income tax, (ii) such contribution was conditioned on such initial qualification of the Plan and Trust, (iii) the application for determination of such initial qualification was made within the time prescribed by law for filing the Company’s tax return for the taxable year in which the Plan and Trust was adopted, or such later date as the Secretary of the Treasury may prescribe, and (iv) such contribution is returned to the Company within one year after the date the initial qualification is denied;

(b) any contribution by the Company that was made by a mistake of fact, provided that such contribution is returned to the Company within one year of the contribution;

(c) any contribution by the Company (or any portion of it) that was disallowed by the Internal Revenue Service as a deduction, provided that such contribution (or such portion of it), to the extent disallowed, is returned to the Company within one year of the disallowance of the deduction; and

(d) upon termination of the Plan, any assets held in a suspense account pursuant to Section 4.7(c).

Subsections (b), (c), and (d) above shall be operative only if, and to the extent, expressly authorized by the applicable Regulations, or a Revenue Ruling, Revenue Procedure, or other official promulgation of the Internal Revenue Service.

Section 11.2: Limitation On Participants’ Rights.

Participation in the Plan and Trust shall not give any Employee the right to be retained in the Company’s employ or any right or interest in the Trust other than as provided in the Plan. The Company reserves the right to dismiss any Employee without any liability for any claim against the Trust (except to the extent provided in the Plan) or against the Company. All benefits payable under the Plan shall be provided solely from the assets of the Trust.

Section 11.3: Receipt Or Release.

Any payment to any Participant or Beneficiary pursuant to the Plan shall, to the extent of it, be in full satisfaction of all claims against the Trustee, the Committee, Board of Directors, and the Company, and the Committee

may require such Participant or Beneficiary, as a condition precedent to such payment, to sign a receipt and release to such effect.

Section 11.4: Nonassignability.

(a) None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor and, in particular, they shall not be subject to attachment or garnishment or other legal process by any creditor. In addition, no Participant or Beneficiary shall have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise, under the Plan.

(b) Any restriction or prohibition against the assignment or alienation of benefits under the Plan shall not apply to (i) a “qualified domestic relations order” (“QDRO”), as that term is defined in Code Section 414(p), or (ii) a benefit reduction or offset in accordance with Code Section 401(a)(13)(C). To the extent provided in any QDRO, a former spouse of a Participant shall be treated as the spouse or surviving spouse of such Participant for all purposes under the Plan. Notwithstanding any other provision in this Plan, a lump sum distribution may be made to an alternate payee under a QDRO at any time after the Committee has determined that such QDRO satisfies the requirements of Code Section 414(p) and Section 206(d) of ERISA, and regardless of whether or not the Participant who is a party to such QDRO is then eligible to receive a distribution under the Plan.

Section 11.5: Governing Law.

The Plan and the Trust shall be construed, administered, and governed in all respects under and by applicable federal law and, if they are not inconsistent with federal law, the laws of the State of California. If any provision is susceptible to more than one interpretation, the controlling interpretation shall be the one that is consistent with the Plan being a qualified plan under Code Section 401. If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the other provisions shall continue to be fully effective.

Section 11.6: Headings.

Headings and subheadings in the Plan are inserted for convenience of reference only, and they are not to be considered in construing the provisions of the Plan.

Section 11.7: Counterparts.

This Agreement may be signed in counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same document, which may be sufficiently evidenced by any one counterpart.

Section 11.8: Successors And Assigns.

This Agreement shall inure to the benefit of, and be binding upon, the parties to it, and their successors and assigns.

Section 11.9: Gender And Number.

As used in the Plan, the masculine, feminine and neuter gender, and the singular and plural number, each include the other(s), unless the context indicates otherwise.

Section 11.10: Merger, Consolidation Or Transfer Of Plan Assets.

The Plan shall not be merged or consolidated with, nor shall its assets or liabilities be transferred to, any other plan (the “new plan”) unless each Participant would receive in such new plan a benefit immediately after such merger, consolidation or transfer, if such new plan were then terminated, that is equal to, or greater than, the benefit he or she would have been entitled to receive immediately before such merger, consolidation or transfer, if the Plan had been terminated then.

Section 11.11: Joinder Of Parties.

In any action or other judicial proceeding affecting the Plan, it shall be necessary to join as parties only the Trustee, the Committee and the Company, and no Participant or other person having an interest in the Plan shall be entitled to any notice or service of process.

Section 11.12: The Trust.

This Plan and the Trust are both part of and constitute a single integrated employee benefit plan and trust and shall be construed together.

Section 11.13: Special Requirements For USERRA.

(a) Despite any other provision of the Plan, an Employee re-employed under Chapter 43 of Title 38, United States Code (“USERRA”) shall not incur a Break in Service by reason of such Employee’s period of Qualified Military Service.

(b) Each period of Qualified Military Service served by an Employee shall, upon re-employment under USERRA with the Company, constitute service with the Company for the purpose of determining the nonforfeitability of the Employee’s accrued benefits under the Plan and for the purpose of determining the accrual of benefits under the Plan.

(c) An Employee re-employed under USERRA shall be entitled to accrued benefits that are contingent on the making of, or derived from, employee contributions or elective deferrals only to the extent the Employee makes payment to the Plan with respect to such contributions or deferrals. No such payment may exceed the amount the Employee would have been permitted or required to contribute had the Employee remained continuously employed by the Company throughout the period of Qualified Military Service. Any payment to the Plan shall be made during the period beginning on the date of re-employment and whose duration is three times the period of the Qualified Military Service (but not greater than five years).

(d) In the case of a Participant who dies while performing Qualified Military Service, the survivors of such Participant shall be entitled to any additional benefits

(other than benefit accruals relating to the period of Qualified Military Service) provided under the Plan had the Participant resumed employment and then immediately terminated employment on account of death.

(e) If so elected by the Committee, loan repayments may be suspended as permitted under Code Section 414(u)(4).

(f) If an individual on Qualified Military Service receives a differential wage payment, (i) he or she shall be treated as an Employee of the Company making the payment, (ii) the differential wage payment shall be treated as Compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit that is based on the differential wage payment, provided, however, in the case of subsection (iii) above, the special nondiscrimination requirements of Code Section 414(u)(12)(C) are met. The special distribution rule of Code Section 414(u)(12)(B) shall also apply. For purposes of the foregoing, “differential wage payment” shall have the meaning given such term by Code Section 3401(h)(2).

(g) An Employee whose employment is interrupted by Qualified Military Service, or who is on a leave of absence for Qualified Military Service, may elect to make additional Elective Contributions upon resumption of employment with the Company equal to the maximum (or such lesser amount elected by the Employee) Elective Contributions that the Employee could have elected during that period if the Employee’s employment with the Company had continued (at the same level of Compensation) without the interruption or leave, reduced by the Elective Contributions, if any, actually made for the Employee during the period of the interruption or leave. Except to the extent provided under Code Section 414(u), this right applies for five years following the resumption of employment (or, if sooner, for a period equal to three times the period of the interruption or leave).

(h) For purposes of this Section, “Qualified Military Service” shall mean any service in the uniformed services (as defined in USERRA) by any Employee if such Employee is entitled to re-employment rights under USERRA with respect to such service.

Section 11.14: Facility Of Payment.

If any payee under the Plan is a minor, or if the Committee reasonably believes that any payee is legally incapable of giving valid receipt and discharge for any payment due him or her, the Committee may have such payment, or any part thereof, made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee unless it has received due notice of claim therefore from a duly appointed guardian or conservator of the estate of such payee. Any such payment shall be a payment for the account of such payee and shall, to the extent thereof, be a complete discharge of any liability under the Plan to such payee.

Section 11.15: Electronic Media.

Any notice, Participant consent, or other document required under the Plan or applicable law may be made or given through the means of electronic media, provided such electronic media complies with applicable requirements of the Code, ERISA, their applicable Regulations, and other applicable interpretations thereof.

Signature Page

The Company has signed the Plan on the date indicated below, to be effective as of the Effective Date.

“Company”

Unified Grocers, Inc.

Dated: December 30, 2010	By:	Don Gilpin

	Its:	Vice President, Human Resources